Exhibit 10.99


Exhibit 10.99 - Asset Purchase Agreement


1


================================================================================


                            ASSET PURCHASE AGREEMENT


                                 by and between


                                 GENE LOGIC INC.


                                  (as Company)


                                       and


                           OCIMUM BIOSOLUTIONS LIMITED


                                   (as Parent)


                                       and


                            OCIMUM BIOSOLUTIONS INC.


                                 (as Purchaser)


                                   dated as of


                                October 14, 2007


================================================================================

                                TABLE OF CONTENTS

                            ASSET PURCHASE AGREEMENT


ARTICLE I  PURCHASE AND SALE OF ASSETS.......................................1

  Section 1.01.   Purchase and Sale of Assets................................1

  Section 1.02.   Obligations and Liabilities................................3

  Section 1.03.   Purchase Price; Payment of Purchase Price..................6

  Section 1.04.   Allocation.................................................9

  Section 1.05.   Closing...................................................10

  Section 1.06.   Closing Obligations.......................................10

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF PURCHASER.....................13

  Section 2.01.   Corporate.................................................13

  Section 2.02.   Authority.................................................13

  Section 2.03.   No Violation..............................................14

  Section 2.04.   Brokers...................................................14

  Section 2.05.   Financing.................................................14

  Section 2.06.   Litigation................................................14

  Section 2.07.   Limitations of Company's Representations..................15

  Section 2.08.   Disclosure Documents......................................15

  Section 2.09.   Financial Statements......................................15

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF COMPANY......................15

  Section 3.01.   Corporate.................................................16

  Section 3.02.   Authority.................................................16

  Section 3.03.   No Violation..............................................16

  Section 3.04.   Tax Matters...............................................17

  Section 3.05.   Absence of Certain Changes................................17

  Section 3.06.   No Litigation.............................................18

  Section 3.07.   Compliance with Laws and Orders; Environmental Laws.......18

  Section 3.08.   Properties................................................19

  Section 3.09.   Tangible Personal Property................................19

  Section 3.10.   Real Property.............................................19

  Section 3.11.   Insurance.................................................20

  Section 3.12.   Material Contracts........................................20

  Section 3.13.   Labor Matters.............................................22

  Section 3.14.   Employee Benefit Plans....................................22

  Section 3.15.   Intellectual Property.....................................23

  Section 3.16.   Financial Statements......................................25

  Section 3.17.   Brokers...................................................25

  Section 3.18.   Inventory.................................................26

  Section 3.19.   Customers and Suppliers...................................26

  Section 3.20.   Transactions with Related Persons.........................26

  Section 3.21.   Product Warranties........................................26

  Section 3.22.   Sufficiency of Assets.....................................27

  Section 3.23.   Contract Rights...........................................27

ARTICLE IV  COVENANTS.......................................................27

  Section 4.01.   Conduct of Business by Company Pending the Closing........27

  Section 4.02.   No Solicitation...........................................28

  Section 4.03.   Access to Information.....................................29

  Section 4.04.   Notification of Certain Matters...........................30

  Section 4.05.   Public Announcements......................................31

  Section 4.06.   Commercially Reasonable Efforts; Cooperation..............31

  Section 4.07.   Retention of Books and Records............................32

  Section 4.08.   Expenses; Proration.......................................33

  Section 4.09.   Assignment of Contracts, Rights, etc......................33

  Section 4.10.   Transfer Taxes and Recording Fees.........................34

  Section 4.11.   Tax Matters...............................................34

  Section 4.12.   Mail Received After Closing...............................35

  Section 4.13.   Personnel Matters.........................................35

  Section 4.14.   Non-Solicitation and Non-Compete..........................37

  Section 4.15.   Minimum Conditions for Assignment of Lease................38

ARTICLE V  CONDITIONS TO OBLIGATIONS OF PURCHASER AND PARENT................38

  Section 5.01.   Representations and Warranties............................38

  Section 5.02.   Performance of this Agreement.............................38

  Section 5.03.   Consents and Approvals....................................38

  Section 5.04.   Injunction, Litigation, etc...............................38

  Section 5.05.   Legislation...............................................38

  Section 5.06.   Deliveries................................................38

  Section 5.07.   Matters Disclosed Pursuant to Section 4.04................39

  Section 5.08.   Stockholder Approval......................................39

  Section 5.09.   No Material Adverse Change................................39

ARTICLE VI  CONDITIONS TO OBLIGATIONS OF COMPANY............................39

  Section 6.01.   Representations and Warranties............................39

  Section 6.02.   Performance of this Agreement.............................39

  Section 6.03.   Stockholder Approval......................................39

  Section 6.04.   Consents and Approvals....................................39

  Section 6.05.   Injunction, Litigation, etc...............................39

  Section 6.06.   Legislation...............................................40

  Section 6.07.   Deliveries................................................40

ARTICLE VII  INDEMNIFICATION................................................40

  Section 7.01.   Indemnification by Company................................40

  Section 7.02.   Indemnification by Purchaser and Parent...................40

  Section 7.03.   Survival Date.............................................40

  Section 7.04.   Limitations on Indemnification............................41

  Section 7.05.   Definition of Loss........................................42

  Section 7.06.   Notice of Claims..........................................43

  Section 7.07.   Third Party Claims........................................43

  Section 7.08.   Subrogation Rights; No Duplication........................44

  Section 7.09.   Exclusive Remedies........................................45

  Section 7.10.   Indemnity Offset..........................................45

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER.............................45

  Section 8.01.   Termination...............................................45

  Section 8.02.   Effect of Termination.....................................46

  Section 8.03.   Amendment.................................................46

  Section 8.04.   Extension; Waiver.........................................46

ARTICLE IX  POST-CLOSING AGREEMENTS.........................................47

  Section 9.01.   Severance Obligations.....................................47

  Section 9.02.   Release of Guarantees, Security Agreement and Escrow
  Funds           48

ARTICLE X  GENERAL PROVISIONS...............................................48

  Section 10.01.  Limitation on Warranties..................................48

  Section 10.02.  Expenses..................................................49

  Section 10.03.  Entire Agreement..........................................49

  Section 10.04.  Assignment................................................49

  Section 10.05.  Parties in Interest.......................................49

  Section 10.06.  Validity..................................................49

  Section 10.07.  Notices...................................................50

  Section 10.08.  Law Governing Agreement; Jurisdiction; Jury Trial
  Waiver          51

  Section 10.09.  Enforcement of Agreement..................................51

  Section 10.10.  Bulk Sales................................................52

  Section 10.11.  Headings..................................................52

  Section 10.12.  Counterparts..............................................52

  Section 10.13.  Definitions...............................................52


Exhibits:
---------

      1.03(b)(ii).......Form of Promissory Note
      1.03(b)(iii)(A)...Form of Guarantee
      1.03(b)(iii)(B)...Form of Security Agreement
      1.03(b)(iii)(C)...Form of Escrow Agreement
      1.03(c)...........Initial Listing of Assets and Liabilities
      1.06(a)(i)........Form of Bill of Sale
      1.06(a)(ii).......Form of Assignment and Assumption Agreement
      1.06(a)(iii)(A)...Form of Trademark Assignment 1.06(a)(iii)(B)...Form of Patent Assignment
      1.06(a)(iv).......Form of Third Party IP Assignment and Assumption
                        Agreement
      1.06(a)(v)........Form of 50 West Watkins Lease Assignment and
                              Assumption Agreement
      1.06(a)(vi).......Form of Sublease
      1.06(a)(vii)......Form of Drug Repositioning License Agreement
      1.06(a)(viii).....Form of Diagnostic Development License Agreement
      1.06(a)(ix).......Form of Drug Repositioning MSA Agreement
      1.06(a)(x)........Form of Diagnostic Development MSA Agreement
      1.06(a)(xi).......Form of Transition Services Agreement
      3.15(h)...........Form of Proprietary Information and Inventions
      Agreement

Schedules:
----------

      1.01(b)(1)........Retained Diagnostic Development Assets
      1.01(b)(2)........Retained Drug Repositioning Business Assets
      1.01(b)(3)        Retained Corporate Assets

      2.05..............Financing Letter
      3.03(a)...........Violations
      3.04(c)...........Tax Returns
      3.05..............Certain Changes
      3.06..............Litigation
      3.07(a)...........Laws and Orders
      3.07(b)...........Operating Permits
      3.08..............Title to Property
      3.09(a)(1)........Equipment
      3.09(a)(2)........Material Equipment
      3.10(a)...........Leased Real Property
      3.11..............Insurance
      3.12(a)...........Material Contracts
      3.12(b)...........Material Contracts - Bona Fide Transaction,
      Ordinary
                        Course, and Binding and Enforceability
      Exceptions
      3.13..............Employee and Labor Matters
      3.14(a)...........Employee Benefit Plans
      3.15(a)...........Registered IP
      3.15(b)...........Intellectual Property Rights
      3.15(c)...........Biorepository Rights
      3.15(d)...........Open Source Licenses
      3.15(e)...........Business Intellectual Property Rights
      3.15(f)...........Maintenance
      3.15(h)...........Inventorship by Employees and Consultants
      3.15(i)...........Intellectual Property Claims
      3.15(j)...........Infringement or Misappropriation by Company
      3.15(k)...........Infringement or Misappropriation by Others
      3.16(c)...........Other Current Liabilities of the Business
      3.16(e)...........Subsidiary Balance Sheets
      3.19(a)...........Material Customers
      3.19(b)...........Material Suppliers
      3.20..............Transactions with Related Persons
      4.13(a)...........Employees of the Business
      4.13(b)...........Severance Benefits
      9.01(a)...........Company Severance Policies
      10.13(a)..........Excluded 3rd Party Software Licenses
      10.13(b)..........Assigned Patents
      10.13(c)..........Permitted Encumbrances

                            ASSET PURCHASE AGREEMENT


            This ASSET PURCHASE AGREEMENT, dated as of October 14, 2007 (the "Agreement"), is made by and between Gene Logic Inc., a Delaware corporation (the "Company"), and Ocimum Biosolution Limited, a company incorporated under the Company Act, 1956 in the Republic of India ("Parent"), and Ocimum Biosolutions Inc., a Delaware corporation ("Purchaser"). Company, Parent and Purchaser are referred to herein individually as a "Party" and collectively as the "Parties."

                                     RECITAL

      The Company engages in the business of developing, operating and licensing databases of genomic data and related software and providing genomic and genetic data generation and analysis services and other related services (the "Business," as that term is more fully defined in Section 10.13). Purchaser desires to purchase and assume, and Company desires to sell and assign (i) substantially all of Company's assets that relate primarily to the Business and
(ii) certain specifically enumerated liabilities relating to the Business on the terms and subject to the conditions set forth in this Agreement. The term "Business" does not include any part of the Company's Diagnostic Development Business, Drug Repositioning Business or corporate Shared Services Division. Capitalized terms shall have the meanings set forth in Section 10.13.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Company and Purchaser hereby agree as follows:

                                    ARTICLE I
                           PURCHASE AND SALE OF ASSETS

            Purchase and Sale of Assets. (a) (a) Subject to the terms and conditions of this Agreement, at the Closing, Company agrees to sell to Purchaser, Purchaser agrees to purchase, and Parent agrees to cause Purchaser to purchase, from Company all the right, title and interest of Company and its Affiliates free and clear of all Liens except for Permitted Encumbrances, in and to the following assets used or held for use by or for the Business ("Acquired Assets"):

                  (i) the Biorepository;

                  (ii) the Business Intellectual Property;

                  (iii) the Inventory as of the Effective Time;

                  (iv) the Equipment;

                  (v) the Contracts;

                  (vi) the Open Purchase Orders as of the Effective Time;

                  (vii) the 50 West Watkins Mill Road Lease (but excluding any obligations or liabilities prior, or with respect to periods prior to, the Effective Time);

                  (viii) the Leasehold Improvements;

                  (ix) the Third Party IP, to the extent assignable without more than a nominal cost to Company, and subject to the terms in the applicable licenses;

                  (x) the Business Information, subject to the Seller's right to retain a copy of such material and use and modify it to comply with applicable Law or with a third party agreement;

                  (xi) the Employee Information;

                  (xii) to the extent assignable, the Operating Permits;

                  (xiii) to the extent assignable, the Environmental Permits

                  (xiv) to the extent assignable, the Equipment Warranties;

                  (xv) the Prepaid Expenses;

                  (xvi) the Company's intercompany accounts receivable relating to Company's Subsidiaries in Japan and the United Kingdom as of the Effective Time;

                  (xvii) all issued and outstanding capital stock of Company Subsidiaries; and

                  (xviii) to the extent not included elsewhere in the this
      Section 1.01(a) the list identifying Company's clinical network as it exists on or prior to the Closing Date and associated information.

            (b) Retained Assets. The Parties acknowledge and agree that, except as specifically listed in Section 1.01(a), the Acquired Assets shall not include any assets of the Company that are not necessary for the conduct of the Business as it has been conducted during the twelve (12) months prior to the date of this Agreement and is currently being conducted by the Company, including without limitation, the following ("Retained Assets"):

                  (i) any cash and cash equivalents, accounts and notes receivable and securities (excluding capital stock of Affiliates) of Company or any of its Affiliates (including all intercompany and intracompany receivables other than the intercompany accounts receivable relating to Company's Subsidiaries in Japan and Europe), all bank account balances and all petty cash) and security deposits or advances deposited or paid by or on behalf of Company as lessee, sublessee or guarantor or pursuant to any Real Property Leases;

                  (ii) any amounts payable to or claims or causes of action of Company or any of its Affiliates in respect of Taxes, including duty drawbacks, Tax credits and Taxes refundable to Company or any of its Affiliates in respect of transactions prior to the Effective Time or in respect of the period or portion thereof ending on or prior to the Effective Time;

                  (iii) any refunds due from, or payments due on, claims with the insurers of Company or any of its Affiliates in respect of losses arising prior to the Effective Time;

                  (iv) all books, documents, records and files prepared in connection with or relating to the transactions contemplated by this Agreement, including bids received from other parties and analyses relating to the Business;

                  (v) such portion of the Business Information that Company or its Affiliates are, in the reasonable opinion of Company's counsel, required by Law or by agreement with a third party to retain, provided that Purchaser shall be provided copies of such material unless contrary to Law or agreement with a third party;

                  (vi) any asset of Company or any of the its Affiliates that would constitute an Acquired Asset if it were owned by Company on the Closing Date that is conveyed or otherwise disposed of during the period from the date hereof until the Closing Date (x) in the ordinary course of business and not in violation of the terms of this Agreement, (y) as otherwise expressly permitted by the terms of this Agreement or (z) with the written consent of Purchaser;

                  (vii) the Company Benefit Plans;

                  (viii) those items listed on Schedule 1.01(b)(i) (Retained Diagnostic Development Assets), 1.01(b)(ii) (Retained Drug Repositioning Asset) and 1.01(b)(iii) (Retained Corporate Assets); and

                  (ix) any asset of Company that is used primarily in connection with the Drug Repositioning Business or the Diagnostic Development Business.

            Section 1.02.      Obligations and Liabilities.
                               ---------------------------

            (a) Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser will assume, and Parent will cause Purchaser to assume, from the Company and its Affiliates, and thereafter pay, perform or discharge in accordance with their terms the following liabilities ("Assumed Liabilities"):

                  (i) all obligations or liabilities of Company or any of its Affiliates with respect to accrued and unused paid time off, as set out in
      Schedule 4.13 of Business Employees as at the Effective Time;

                  (ii) the accrued welfare benefits, accrued benefits and payroll liabilities and all accrued self-insurance health care benefits as provided on the Closing Listing of Assets and Liabilities (the "Accrued Benefits Liabilities"); provided, however, that in the event that the aggregate amount of such Accrued Benefits Liabilities exceeds $205,500 no benefit or liability in excess of $205,500 shall be, or be deemed to be, an Assumed Liability;

                  (iii) all executory obligations and liabilities in the ordinary course of Business of Company or any of its Affiliates arising from or in connection with (x) the Open Purchase Orders, and (y) Purchaser's undertaking and assumption of obligations and liabilities with respect to events arising from and after the Closing Date with regard to all of the Contracts included in the Acquired Assets;

                  (iv) all of the Company's intercompany accounts payable relating to Company's Subsidiaries in Japan and Europe as of the Effective Time; and

                  (v) personal property taxes, other ad valorem taxes, with respect to the Assets and any other liabilities or obligations relating to Taxes for any period or portion thereof of a tax year or period ending after the Effective Time. For the avoidance of doubt, such Taxes for the year that includes the Closing Date shall be allocated pro rata based on the number of days that occur before and after the Closing, with such Taxes being borne by the Seller based on the ratio of the number of days in the relevant period prior to and including the Closing Date to the total number of days in the actual taxable period with respect to which such Taxes are assessed, irrespective of when such Taxes are due, become a lien or are assessed, and such Taxes being borne by the Purchaser based on the ratio of the number of days in the relevant period after the relevant Closing Date to the total number of days in the actual taxable period with respect to which such Taxes are assessed, irrespective of when such Taxes are due, become a lien or are assessed.

            (b) Retained Liabilities. Notwithstanding anything in this Section 1.03(b) or elsewhere in this Agreement or any other Transaction Document to the contrary, the Assumed Liabilities shall not include, and neither the Purchaser nor any of its Affiliates will assume at the Closing, any of the following liabilities or obligations (collectively, "Retained Liabilities"):

                  (i) liabilities or obligations for indebtedness for borrowed money or guarantees, or other financial assistance obligations incurred by the Seller or any of its Affiliates or relating to the Business or the Assets;

                  (ii) liabilities or obligations with respect to products or services delivered by Seller prior to the Effective Time (in the case of subscription services, delivery shall be deemed to occur continuously);

                  (iii) liabilities or obligations of Company or any of its Affiliates to its lawyers, accounts, investment advisors and consultants relating to the execution, delivery and consummation of this Agreement and the transactions contemplated hereby and thereby;

                  (iv) liabilities or obligations of Company or any of its Affiliates relating to Taxes for any period or portion thereof ending on or before the Effective Time;

                  (v) except as specified otherwise in Section 1.02(a)(i) of this Agreement or as may otherwise be required by Law, the liabilities or obligations of Company or any of its Affiliates that relate to or arise from or in connection with the employment or termination of employment by Company of any of the Business Employees prior to Closing Date, or the employment or termination of employment of any of Company's employees who are not Business Employees;

                  (vi) the Environmental Liabilities of Company;

                  (vii) any amounts owing prior to, or with respect to periods prior to, or goods purchased or services performed prior to, the Closing pursuant to any Contract, 3rd Party Software License or Real Property Lease, except with respect to Open Purchase Orders;

                  (viii) any liabilities or obligations of Company relating to, in connection with or arising under the Retained Assets;

                  (ix) all Accrued Benefits Liabilities in excess of $205,500, if and to the extent the aggregate amount of such liabilities is greater than $205,500; and

                  (x) all obligations and liabilities of the Company with respect to events arising prior to the Closing Date with regard to all of the Contracts included in the Acquired Assets;

                  (xi) any and all other liabilities or obligations of Company or any of its Affiliates, whether known or unknown, accrued, absolute, contingent, determined, determinable or otherwise, that are not expressly assumed by the Purchaser or the Purchaser's Affiliates pursuant to Section 1.03(a), but in no event including liabilities of the Business arising in connection with the operation of the Business from and after Closing.

            Section 1.03.      Purchase  Price;  Payment  of  Purchase
Price.

            (a) Purchase Price. The consideration to be paid for the Acquired Assets (the "Purchase Price") shall be (i) Ten Million Dollars ($10,000,000), plus or minus the Purchase Price Adjustment (the "Total Cash Consideration"),
(ii) the assumption of the Assumed Liabilities, and (iii) the granting of the licenses provided for in the Drug Repositioning License Agreement and the Diagnostic Development License Agreement.

            (b) Payment of Purchase Price. At the Closing, the Purchase Price, shall be delivered by Parent and Purchaser to Company as follows:

                  (i) Seven Million Dollars ($7,000,000) (the "Closing Cash Payment") shall be wired via Federal Fund transfer to Company's account as set forth in written wire transfer instructions to be delivered to Purchaser by Company at or prior to Closing

                  (ii) Delivery by Parent and Purchaser of a promissory note payable in full on the eighteen (18) month anniversary of Closing in substantially the form attached hereto as Exhibit 1.03(b)(ii) in the principal amount of Three Million Dollars ($3,000,000) (the "Promissory Note");

                  (iii) Delivery by Purchaser of either:

                        (X) (A) a guarantee in substantially the form of Exhibit 1.03(b)(iii)(A) (the "Guarantee") executed by Coramandel Prestcrete Private Limited, a company incorporated under the Company Act, 1956, in the Republic of India and an affiliate of Parent and Purchaser ("Coramandel"), (B) the Security and Patent and Trademark Security Agreement in substantially the form of Exhibit 1.03(b)(iii)(B) (the "Security Agreement") executed by Purchaser as maker of the Promissory Note, (C) Seven-Hundred-Fifty Thousand Dollars ($750,000) deposited with the Escrow Agent, together with an escrow agreement executed by Purchaser in the form attached hereto as Exhibit 1.03(b)(iii)(C) (the "Escrow Agreement"); or

                        (Y) a letter of credit with the following terms (A) in an amount not less than Three Million Six-Hundred Thousand Dollars ($3,600,000) for the period ending twenty (20) months after Closing or upon payment of all amounts payable under the Promissory Note, (B) after such twenty-month period, or the payment of all amounts payable under the Promissory Note, the amount of such letter of credit may be reduced, on a continuous basis, to be not less than the aggregate amount of base rent and additional rent under the remaining term of the 50 West Watkins Mill Road Lease in the event that the landlord thereunder were to declare an event of default under such lease and (C) issued by the United States office of any bank organized and doing business under the laws of the United States of America or any state thereof, that is subject to supervision and examination by federal or state authorities and has a combined capital and surplus of at least $750 million as set forth in its most recent published annual report of condition in form and substance acceptable to Company in its sole and absolute discretion providing for payment to Company upon a representation by the Chief Financial Officer of the Company in the case of a default under the (I) Promissory Note or (II) 50 West Watkins Mill Road Lease in the event that Company has not been released from any and all obligations under such lease arising from and after Closing, and (D) an expiry date not earlier than May 30, 2011 (the "Backstop Letter of Credit");

                  (iv) assumption of the Assumed Liabilities by execution and delivery of the Assignment and Assumption Agreement, the 50 West Watkins Lease Assignment, Assumption Agreement and the Tokyo Lease Assignment and Assumption Agreement and the Third Party IP Assignment and Assumption Agreements; and

                  (v) the granting by Purchaser to Company of certain intellectual property licenses, by execution and delivery of the Drug Repositioning License Agreement and the Diagnostic Development License Agreement.

The Purchase Price Adjustment shall be determined and paid in accordance with
Section 1.03(c).

            (c) Purchase Price Adjustment.

                  (i) In addition to the terms defined elsewhere in this Agreement, for purposes of this Agreement, the following capitalized terms shall have the following meanings:

                  "Initial Listing of Assets and Liabilities" means the listing of certain assets and liabilities of the Business as of June 30, 2007 attached hereto as Exhibit 1.03(c).

                  "Net Current Assets" means the sum of the Inventory, Prepaid Assets, Other Current Assets, and Intercompany Receivables for Japan and Europe subsidiaries relating to the Business as provided on the Initial Listing of Assets and Liabilities or the Closing Listing of Assets and Liabilities, as applicable.

                  "Initial Net Current Assets" means the Net Current Assets as provided on the Initial Listing of Assets and Liabilities.

                  "Closing Net Current Assets" means the Net Current Assets as of the Closing Date determined in accordance with the Closing Listing of Assets and Liabilities.

                  "Initial Unbilled Receivables" means the Unbilled Receivables of the Business as provided on the Initial Listing of Assets and Liabilities which are equal to Three Million Three-Hundred-Forty-Two Thousand Dollars ($3,342,000).

                  "Closing Unbilled Receivables" means the Unbilled Receivables of the Business as of the Closing Date as provided on the Closing Listing of Assets and Liabilities.

                  "Net Current Assets Adjustment" means an amount equal to (i) the Closing Net Current Assets minus (ii) the Initial Net Current Assets; provided, however, that if the absolute value of such amount is less than Five Hundred Thousand Dollars ($500,000), such amount shall be deemed to be Zero Dollars ($0.00) for purposes of the Purchase Price Adjustment (as defined below). In addition, for purposes of determining the Purchase Price Adjustment, if the absolute value of the Net Current Assets Adjustment is greater than Five Hundred Thousand Dollars ($500,000), then in determining the Net Current Assets Adjustment Five Hundred Thousand Dollars ($500,000) shall be added to such Net Current Assets Adjustment amount if such amount is a negative number and Five Hundred Thousand Dollars ($500,000) shall be subtracted from such Net Current Assets Adjustment if such amount is a positive number (For Example, if the Initial Net Current Assets equals $2,700 and the Closing Net Current Assets equals $2,000, then the Net Current Assets Adjustment for purposes of the Purchase Price Adjustment calculation shall be -$200).

                  "Net Unbilled Receivable Adjustment" shall be the difference between the Initial Unbilled Receivables and the Closing Unbilled Receivables, such that if the absolute value of the Closing Unbilled Receivables is larger than the absolute value of the Initial Unbilled Receivables, then for purposes of the Purchase Price Adjustment, such difference shall be a negative amount which will increase any Purchase Price Adjustment payment to the Purchasers from Company, if any, or decrease any Purchase Price Adjustment payment to Company from Purchaser, if any; provided, that if the absolute value of the Closing Unbilled Receivables is smaller than the absolute value of the Initial Unbilled Receivables, then for purposes of the Purchase Price Adjustment, such amount will be treated as equaling Zero Dollars ($0.00). (For example, if the Initial Unbilled Receivables is -$1,000 and the Closing Unbilled Receivables is -$1,600, then the Net Unbilled Receivables Adjustment would be equal to -$600).

                   (ii) The "Purchase Price Adjustment" (which may be a positive or negative number) will be equal to the sum of the Net Current Assets Adjustment plus the Net Unbilled Receivables Adjustment plus the net book value of the Agilent Equipment as of the Closing. If the Purchase Price Adjustment is positive, the Purchase Price Adjustment shall be paid by wire transfer by Purchaser to an account specified by Company. If the Purchase Price Adjustment is negative, the Purchase Price Adjustment shall be paid by wire transfer by Company to an account specified by Purchaser. Within ten (10) Business Days after the calculation of Net Unbilled Receivables Adjustment and the Net Current Assets Adjustment becoming binding on the Parties pursuant to Subsection 1.03(c)(iv) below, Purchaser or Company, as the case may be, shall make the wire transfer payment provided for in this Section 1.03(c)(ii).

                  (iii) Company shall prepare a listing of assets and liabilities ("Closing Listing of Assets and Liabilities") of the Company as of the Effective Time in accordance with the Company's past practices and on the same basis and applying the same methodology, accounting principles, policies and practices used in preparing the Initial Listing of Assets and Liabilities. Company shall deliver the Closing Listing of Assets and Liabilities and the calculation of the Purchase Price Adjustment within thirty-five (35) days following the Closing Date to Purchaser.

                  (iv) If within thirty (30) days following delivery of the Closing Listing of Assets and Liabilities, Purchaser has not given Company written notice of its objection as to the Closing Listing of Assets and Liabilities (which notice shall state the basis of Purchaser's objection), then the Closing Listing of Assets and Liabilities shall be binding and conclusive on the Parties and be used in computing the Purchase Price Adjustment.

                  (v) If Purchaser duly gives Company such notice of objection, and if Purchaser and Company fail to resolve the issues outstanding with respect to the Closing Listing of Assets and Liabilities within thirty (30) days of Company's receipt of Purchaser's objection notice, Purchaser and Company shall submit the issues remaining in dispute to PricewaterhouseCoopers LLP, independent public accountants (the "Independent Accountants") for resolution applying the principles, policies and practices referred to in Section 1.03(c)(iii). If issues are submitted to the Independent Accountants for resolution, (A) Company and Purchaser shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as each party may choose to provide and the Independent Accountants may request and are available to that Party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (B) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Company and Purchaser within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the determination of the Closing Net Current Assets and Closing Unbilled Receivables; and (C) Company and Purchaser will each bear the percentage of the fees and costs of the Independent Accountants for such determination equal to (i) the dollar amount awarded to the other Party in connection with the Independent Accounts determination, divided by (ii) the total amount in dispute.

            Section 1.04. Allocation. Prior to the Closing, Company and Purchaser shall use their best efforts to agree in writing to an allocation of the Purchase Price among the Acquired Assets for all purposes (including Tax and financial accounting). If Company and Purchaser have not agreed on the allocation of the Purchase Price prior to Closing, such obligation to use their best efforts to agree in writing to such an allocation shall continue after Closing and if Company and Purchaser are unable to agree on such allocation within sixty (60) days of Closing (or such earlier date as is five (5) days prior to the due date of IRS Form 8594), Ernst & Young shall be designated to make such determination and once Ernst & Young makes such determination, it shall be final and binding on the Parties. The failure of Company and Purchaser to reach agreement on a Purchase Price allocation shall not constitute grounds for termination of this Agreement by any Party and agreement by Company and Purchaser to a Purchase Price allocation shall not be a condition to the obligation of any Party to consummate the transactions contemplated by this Agreement. After the Closing, the Parties shall make consistent use of such allocation for all Tax purposes and in all filings with, and declarations and reports to, the IRS and relevant state agencies in respect thereof, including reports required to be filed under the Code. Purchaser shall prepare and deliver IRS Form 8594 to Company within forty-five (45) days after the Closing Date to be filed with the IRS. In any proceedings related to the determination of any Taxes, neither Company nor Purchaser shall contend or represent that such allocation is not a correct allocation.

            Section 1.05. Closing. The purchase and sale provided for in this Agreement (the "Closing") will take place at the office of Gene Logic Inc. located at 50 West Watkins Mill Road, Gaithersburg, Maryland as promptly as reasonably possible, but in any event no later than the fifth (5th) Business Day following the day upon which all of the conditions to Closing have been satisfied or waived (other than those conditions which by their terms cannot be satisfied until the Closing), with a target Closing Date of December 14, 2007, but in no event after December 31, 2007, unless delayed due to a delay in distributing the Proxy Statement due to SEC review of the Proxy Statement or other Company filings which is ongoing after November 20, 2007 (the "Closing Date"), unless otherwise specifically agreed in writing signed by each of the Parties. The Closing and all of the transactions contemplated by this Agreement shall be deemed to have occurred simultaneously and become effective as of 12:01 a.m. (local time) on the Closing Date (the "Effective Time").

            Section 1.06. Closing Obligations. In addition to any documents to be delivered under other provisions of this Agreement, at the Closing:

            (a) Company shall deliver to Purchaser:

                  (i) a bill of sale for all the Acquired Assets (other than the Contracts, the Real Estate Leases, Third Party IP and the Registered IP) in the form of Exhibit 1.06(a)(i) (the "Bill of Sale") executed by Company;

                  (ii) an assignment of all of the Contracts included in the Acquired Assets in the form of Exhibit 1.06(a)(ii), which assignment shall also contain Purchaser's undertaking and assumption of obligations and liabilities with respect to events arising from and after the Closing Date (the "Assignment and Assumption Agreement") executed by Company;

                  (iii) a recordable assignment of all (A) the trademarks included in the Registered IP in the form of Exhibit 1.06(a)(iii)(A) (the "Trademark Assignment"), (B) the patents and patent applications included in the Registered IP in the form of Exhibit 1.06(a)(iii)(B) (the "Patent Assignment"), and (C) a limited power of attorney in form and substances satisfactory to both Parties authorizing Purchaser to undertake with the appropriate registrars the registrant name change process with respect to the domain names transferred to Purchaser pursuant to this Agreement in accordance with the transition plan agreed to by the Parties pursuant to the Transition Services Agreement, executed by the Company;

                  (iv) assignment and assumption of the Third Party IP, assigning Company's right thereunder to Purchaser, executed by Company in the form attached hereto as Exhibit 1.06(a)(iv), including where available and if obtainable prior to Closing at no more than a nominal cost to Company, any necessary licensor consents to assignment required under the applicable license agreement, which assignment shall also contain Purchaser's undertaking and assumption, of obligations and liabilities with respect to events arising from and after the Closing Date, of the Third Party IP (the "Third Party IP Assignment and Assumption Agreements");

                  (v) an assignment and assumption agreement assigning the 50 West Watkins Mill Road Lease in the form of Exhibit 1.06(a)(v), executed by Company and the landlord, which assignment shall also contain Purchaser's undertaking and assumption of obligations and liabilities with respect to events arising from and after the Closing Date, of the 50 West Watkins Mill Road Lease (the "50 West Watkins Lease Assignment and Assumption Agreement");

                  (vi) a sublease agreement between Purchaser, as landlord, and Company, as tenant, in the form attached hereto as Exhibit 1.06(a)(vi), executed by Company (the "Sublease");

                  (vii) a license agreement between Purchaser, as licensor, and Company, as licensee, in the form attached hereto as Exhibit 1.06(a)(vii) (the "Drug Repositioning License Agreement") executed by Company, granting rights to the Company to use, license or sublicense, from and after Closing, certain Acquired Assets and Registered IP in connection with the Drug Repositioning Business;

                  (viii) a license agreement between Purchaser, as licensor, and Company, as licensee, in the form attached hereto as Exhibit 1.06(a)(viii) (the "Diagnostic Development License Agreement") executed by Company, granting rights to the Company to use, license or sublicense, from and after Closing, certain Acquired Assets and Registered IP in connection with the Diagnostic Development Business;

                  (ix) a master services agreement by and between Purchaser and Company in the form attached hereto as Exhibit 1.06(a)(ix), executed by Company (the "Drug Repositioning MSA Agreement");

                  (x) a master services agreement by and between Purchaser and Company in the form attached hereto as Exhibit 1.06(a)(x), executed by Company (the "Diagnostic Development MSA Agreement");

                  (xi) a transition services agreement by and between Purchaser and Company in the form attached hereto as Exhibit 1.06(a)(xi), executed by Company (the "Transition Services Agreement");

                  (xii) a certificate executed by Company as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing Date in accordance with Section 5.01 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with
      Section 5.02;

                  (xiii) in the event that a Backstop Letter of Credit is not delivered at Closing by Purchaser as provided in Section 1.03(b)(iii)(Y), Company shall deliver the Security Agreement and the Escrow Agreement each executed by Company;

                  (xiv) a certificate as to the good standing of the Company issued by the Secretary of State of the State of Delaware; and

                  (xv) a certificate of the Secretary of Company certifying and attaching all requisite resolutions or actions of Company's board of directors and stockholders approving the execution and delivery of this Agreement and the consummation of the Transactions and certifying to the incumbency and signatures of the officers of Company executing this Agreement and any other documents relating to the Transactions.

            (b) Purchaser and Parent shall deliver to Company:

                  (i) the Closing Cash Payment by wire transfer to an account specified by Company;

                  (ii) the Promissory Note executed by Purchaser and Parent;

                  (iii) either (A) the Guarantee executed by Parent and Coramandel, and the Security Agreement executed by Purchaser and the Escrow Agreement executed by Purchaser and Escrow Agent or (B) a Backstop Letter of Credit;

                  (iv) the Assignment and Assumption Agreement executed by Purchaser;

                  (v) the (A) Trademark Assignment and (B) Patent Assignment, executed by Purchaser;

                  (vi) the Drug Repositioning License Agreement executed by Purchaser;

                  (vii) the Diagnostic Development License Agreement executed by Purchaser;

                  (viii) the 50 West Watkins Lease Assignment and Assumption Agreement executed by Purchaser;

                  (ix) the Sublease executed by Purchase;

                  (x) the Drug Repositioning MSA executed by Purchaser;

                  (xi) the Diagnostic Development MSA Agreement executed by Purchaser;

                  (xii) the Transition Services Agreement executed by Purchaser;

                  (xiii) the Third Party IP Assignment and Assumption Agreements executed by Purchaser;

                  (xiv) a certificate of the good standing of Purchaser as of not more than five (5) days prior to Closing issued by the Secretary of State of the State of Delaware and a certificate issued by the government of the Republic of India as of a recent date with similar effect with respect to Parent;

                  (xv) a certificate executed by Purchaser as to the accuracy of its representations and warranties as of the date of this Agreement and the Closing Date in accordance with Section 6.01 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before Closing in accordance with Section 6.02; and

                  (xvi) a certificate of the Secretary of Purchaser certifying and attaching all requisite resolutions or actions of Purchaser's board of directors and stockholders approving the execution and delivery of this Agreement and the consummation of the Transactions and certifying to the incumbency and signatures of the officers of Purchaser executing this Agreement and any other document relating to the Transactions.

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser and Parent hereby represent and warrant to Company as follows:

            Section 2.0.1. Corporate. Parent is a company duly organized, validly existing and in good standing under the Company Act, 1956 of the Republic of India. Purchaser is, or will be within ten (10) days of the date hereof, a corporation duly organized, validly existing and in good standing under the Laws of Delaware. Each of Parent and Purchaser have all requisite corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Parent and Purchaser pursuant hereto and to carry out the transactions contemplated hereby and thereby.

            Section 2.0.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Parent and Purchaser pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the board of directors of Purchaser and Parent and the shareholders of Purchaser and Parent. This Agreement constitutes, and, when executed and delivered, the other documents and instruments to be executed and delivered by Purchaser and Parent pursuant hereto will constitute, valid and binding agreements of Purchaser and Parent, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors' rights generally, and by general equitable principles.

            Section 2.0.3. No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Purchaser or Parent pursuant hereto or thereto nor the consummation by Purchaser or Parent of the transactions contemplated hereby and thereby (collectively, the "Transactions") (a) assuming all notices, reports or other filings described in this Section 2.03 have been given or made, will violate any Laws or Orders of any Governmental Entity applicable to Purchaser or Parent, (b) except for filings as would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions, will require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or (c) subject to obtaining the consents described in clause
(b) above, will violate or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, any term or provision of the charter, bylaws or similar organizational documents of Purchaser or Parent or of any Contract or restriction of any kind or character to which Purchaser or Parent is a party or by which Purchaser or Parent or any of their assets or properties may be bound or affected.

            Section 2.0.4. Brokers. Except for o3 Capital Advisers, Pvt. Ltd., whose fees will be paid by Purchaser, neither Purchaser, Parent or any of their directors, officers, employees or agents has retained, employed or used any investment banking firm, broker or finder in connection with the Transactions or in connection with the negotiation thereof, nor are any of them responsible for the payment of any investment banking, broker's or finder's fees.

            Section 2.0.5. Financing. The Purchaser and Parent have available the funds necessary to consummate the Transactions (including, without limitation, to make the payments described in Section 1.03), and to pay related fees and expenses. The letter from ICICI Bank Limited to Parent dated October 10, 2007 attached hereto as Schedule 2.05 (the "Financing Letter") has not been withdrawn or modified since the date thereof and neither Purchaser nor Parent has not been notified in writing or verbally of such bank's intention to withdrawn or modify such letter or the commitment to provide financing contained therein.

            Section 2.06. Litigation. No action, suit, claim, investigation or proceeding (legal, administrative or arbitrative) is pending or, to the best of Purchaser's and Parent's knowledge, threatened against Purchaser or Parent which seeks to prevent, restrict or delay consummation of the Transactions.

            Section 2.07. Limitations of Company's Representations. Purchaser and Parent acknowledge and agree that, except as expressly set forth in this Agreement, the Company has not made any representation or warranty, express or implied, as to the Company or the Business or as to the accuracy or completeness of any information regarding the Company or the Business furnished or made available to Purchaser, Parent or their Representatives. Except as expressly set forth in this Agreement, the Company is not and shall not be subject to any Liability to Purchaser or Parent resulting from the distribution to Purchaser or Parent, or Purchaser's or Parent's use of or reliance on, any such information, documents or material made available to Purchaser or Parent in any data rooms, management presentations or in any other form in expectation of, or in connection with, the Transactions contemplated by this Agreement.

            Section 2.08. Disclosure Documents. None of the information provided by Purchaser or Parent expressly for inclusion and thereafter included in the Proxy Statement or any amendment or supplement thereto, will, at the time of mailing of the Proxy Statement to the stockholders of the Company, at the time of the meeting at which the Company's stockholders will vote on the Transactions, or at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

            Section 2.09. Financial Statements. The Balance Sheet of Parent as of March 31, 2007 and also the Profit and Loss account and each cash flow statement for the year ended on that date previously delivered to the Company give the information required by the Company Act, 1956, in the manner so required and give a true and fair view in conformity with the accounting principles generally accepted in India as of the date indicated and since such date no event has occurred with regard to Parent which would constitute a material adverse effect under the standards for a Material Adverse Effect as defined herein; provided, however, that in applying the Material Adverse Effect, subsection (x) thereof shall not apply for the purposes of this Section 2.09. The balance sheet, income statement and statement of cash flows of Purchaser as of September 30, 2007 previously delivered to the Company are consistent with the books and records of the Company and have been prepared in accordance with the past practices of the Company.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

            Except as set forth in the disclosure schedules to this Agreement, Company hereby represents and warrants to Purchaser as set forth in this Article
III. Each item disclosed in the disclosure schedules (the "Disclosure Schedules") to this Agreement shall constitute an exception to the representations and warranties to which it makes reference and those representations and warranties herein to which the relevance of the item disclosed is reasonably apparent, without the necessity of repetitive disclosure or cross-reference.

            Section 3.01.      Corporate.

            (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease or otherwise hold the Acquired Assets and to carry on the Business as presently conducted.

            (b) Company is duly qualified or registered to transact business and is in good standing as a foreign and/or alien corporation in each jurisdiction in which the failure to be so qualified or registered could reasonably be expected to have a Material Adverse Effect.

            Section 3.0.2. Authority. Company has the necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action on the part of Company and no other corporate proceeding is necessary for the execution and delivery of this Agreement, the performance by Company of its obligations hereunder and the consummation by Company of the transactions contemplated hereby, subject only to the adoption of this Agreement and approval of the Transactions by the requisite affirmative vote of the stockholders of Company as required by the DGCL at a meeting of the stockholders of Company. This Agreement has been duly executed and delivered by Company and, assuming due authorization, execution and delivery by the Purchaser, constitutes the legal, valid and binding obligation of Company, enforceable against it in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors' rights generally, and by general equitable principles.

            Section 3.03.      No Violation.

            (a) The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company will not, (i) assuming all notices, reports or other filings described in clause (i) of Section 3.03(b) have been given or made, conflict with or violate any Law or Order of any Governmental Entity applicable to Company or by which any of its property is bound or affected, (ii) violate or conflict with either the Certificate of Incorporation or Bylaws of Company or, (iii) except as set forth in Schedule 3.03(a), result in any violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Company pursuant to, any note, bond, mortgage, indenture, agreement, contract, instrument, permit, license, franchise or other obligation to which Company is a party or by which Company or its property is bound or affected, except for, in the case of clauses (i) and (iii), conflicts, violations, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect or prevent the consummation of the Transactions.

            (b) Except for (i) applicable requirements, if any, of the Exchange Act, and (ii) filings as would not prevent or materially delay the consummation of the Transactions, Company is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by Company in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except (A) where the failure to obtain such waivers, consents, approvals or authorizations would not prevent or materially delay the performance by Company of their respective obligations under this Agreement or (B) in connection with any submission required above.

            Section 3.04.      Tax Matters.

            (a) All Tax Returns required to be filed by or on behalf of Company with respect to the Business or the Acquired Assets have been timely filed. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Company have been paid except for Taxes for which payment has not yet become due. There are no security interests on any of Company's assets that arose in connection with any failure or alleged failure to pay any Tax.

            (b) Company, with respect to the Business and Acquired Assets, has duly withheld and paid all Taxes that it is required to withhold and pay in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party, except where the failure to withhold or pay Taxes would not be material to the Business.

            (c) The Tax Returns of Company with respect to the Business or Acquired Assets that are under audit or have been audited by the Internal Revenue Service ("IRS") or other applicable Tax authorities since July 1, 2004 are set forth in Schedule 3.04(c). Except as would not be material to the Business, Company has not received from the IRS or any other applicable Tax authorities any written notice of underpayment or assessment of Taxes or other deficiency with respect to the Business or Acquired Assets that has not been paid or any objection to any Tax Return filed by Company with respect to the Business or the Acquired Assets. There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any Tax Return with respect to the Business or Acquired Assets.

            (d) No claim has been made by an authority in a jurisdiction in which Company does not file Tax Returns that it is subject to Tax in that jurisdiction.

            (e) This Section 3.04 contains all representations and warranties of the Company with respect to all matters involving Taxes or Laws with respect to Taxes.

            Section 3.0.5. Absence of Certain Changes. Except as expressly contemplated by this Agreement or as set forth in Schedule 3.05 or in any SEC Reports filed and publicly available prior to the date of this Agreement, since July 1, 2007, (a) the Business has been conducted in the ordinary course consistent with past practice; (b) there has not been any event, occurrence or development which would have a Material Adverse Effect on Company or the Business; (c) there has not occurred any action, event or failure to act, that if it has occurred after the date of this Agreement would have required the consent of Purchaser under Section 4.01.

            Section 3.0.6. No Litigation. Except as set forth in Schedule 3.06, as of the date hereof, there is no Litigation pending or, to Company's Knowledge, threatened against Company, the Acquired Assets or the Business. Except as set forth in Schedule 3.06 or in any SEC Reports, as of the date hereof, there are no Orders relating to the Business or the Acquired Assets.

            Section 3.07.      Compliance   with  Laws  and   Orders;
      Environmental Laws.

            (a) Except as set forth in Schedule 3.07(a), Company (including the Business and Acquired Assets) is in compliance with all applicable Laws, except for such instances of noncompliance that would not have a Material Adverse Effect, and Orders. Except as set forth in Schedule 3.07(a), Company has not received any written notice of any violation or alleged violation of any Laws or Orders that have not been resolved. Except as set forth in Schedule 3.07(a), all reports, filings and returns required to be filed by or on behalf of Company relating to the Business with any Governmental Entity have been filed.

            (b) Company has all Operating Permits, and all exemptions from requirements to obtain or apply for any of the foregoing, for the conduct of the Business (as currently conducted), except where the failure to have such Operating Permits would not have a Material Adverse Effect. All Operating Permits are set forth in Schedule 3.07(b), are in full force and effect, except where the failure to be in full force or effect would not have a Material Adverse Effect. Except as set forth in Schedule 3.07(b), Company (including the Business and Acquired Assets) is in compliance with all such licenses, permits, approvals, certifications, consents and listings, except for such instances of noncompliance that would not have a Material Adverse Effect.

            (c) Except as would not have a Material Adverse Effect, (i) Company is in compliance with all applicable Environmental Laws relating to the Business and the Acquired Assets; (b) Company has all material permits, licenses and other authorizations required under any Environmental Law relating to the Business ("Environmental Permits"); (c) Company is in material compliance with its Environmental Permits; and (d) there are no pending or, to Company's Knowledge, threatened claims against Company relating to any Environmental Law or Hazardous Substance relating to the Business. This Section 3.07(c) contains all representations and warranties of the Company with respect to all matters involving environmental conditions or Environmental Laws.

            Section 3.08. Title to Properties. Except as set forth on Schedule 3.08, Company has good, valid and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all the Acquired Assets and such assets and properties are owned free and clear of all Liens except for Permitted Encumbrances.

            Section 3.09.      Tangible Personal Property.

            (a) All furniture, fixtures, computer systems, equipment, laboratory equipment and other tangible personal property, whether owned or leased, by the Company and used or held for use primarily in the conduct of the Business during the twelve (12) months prior to the date of this Agreement (but excluding embodiments of Business Intellectual Property, Business Information, Information Assets and Third Party IP) and located either at the 50 West Watkins Mill Road Facility or Tokyo Facility or in the possession of Business salespeople (collectively, the "Equipment") shall be delivered "AS IS". Except as provided on Schedule 3.09(a)(1), notwithstanding the previous sentence, Equipment essential to providing the products or services provided by the Business in the ordinary course of its business as conducted during the twelve (12) months prior to the date of this Agreement (the "Essential Equipment") is in good operating condition (ordinary wear and tear excepted) and repair. Such personal property is not held other than in the possession of the Company or the Business salespeople. Schedule 3.09(a)(2) is a list of the Equipment owned by the Company that is (i) material for the operation of the Business or (ii) that either (A) is reflected on the Initial Listing of Assets and Liabilities or was thereafter acquired (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since such date), or, (B) with respect to furniture, fixtures, cubicles, computers, equipment and other tangible assets, that is or has been located at the 50 West Watkins Mill Road Facility, the Tokyo Facility or in the possession of the Business salespeople since September 30, 2007, is Equipment which during the twelve (12) months prior to the date of this Agreement has primarily been used or held for use in the conduct of the Business (but not including the Retained Assets); provided, that if there is no breach of
Section 3.16(b), the absence of an item included on Schedule 3.09(a)(2) in the assets delivered at Closing shall not be a breach of this Section 3.09(a), so long as the Essential Equipment is included in the assets delivered to Purchaser at Closing.

            (b) The Company has not received notice from any Governmental Entity that any of the Equipment is not in compliance with all applicable Law, except for such failures to comply, if any, which have been remedied.

            Section 3.10.      Real Property.

            (a) Company does not own any real property. Schedule 3.10(a) sets forth a list of all real property leased to and currently used by Company for the Business (the "Real Property").

            (b) Company is not in breach of or default under the terms of the Real Property Leases (nor has Company taken or failed to take any action that , with notice or lapse of time, or both, would constitute a default) and to Company's Knowledge the respective landlords of the Real Property Leases are not in breach of or default under the terms of their Real Property Leases (nor has either such landlord taken or failed to take any action that , with notice or lapse of time, or both, would constitute a default). True and correct copies of the Real Property Leases have been provided to Purchaser.

            (c) Company has not entered into any subleases, licenses or other agreements relating to the use or occupancy of all or any portion of the Real Property by any Person.

            (d) the Real Property is sufficient and suited, in all material respects, for the Business as presently conducted by Company.

            (e) The Real Property is not subject to any procedure or action, including without limitation eminent domain or condemnation, which may affect its quiet use. To Company's Knowledge, there is no proposed planning regulation or decision of a Governmental Entity would result in the taking of all or any part of the Real Property or that would prevent or hinder the continued use of the Real Property as it is currently used in the conduct of the Business.

            (f) To Company's Knowledge, the electrical, mechanical, plumbing, heating, air-conditioning, ventilating, security and other systems serving the Real Property are in good working order and there are no major repairs (any single repair costing in excess of $10,000, or repairs costing in aggregate in excess of $25,000) required to the structure or building systems of the Real Property.

            (g) Company has not received (i) actual notice of any threatened special assessments or improvements or activities of any Governmental Entity either planned, in process, or completed which may give rise to any special assessment against the Real Property or any portion thereof; or (ii) actual notice of any judicial or administrative action, or action by any adjacent landowners, affecting the Real Property that would materially and adversely impact the operation of the Business.

            Section 3.11. Insurance. Schedule 3.11 sets forth a true and complete list of all insurance policies carried by Company with respect to the Business or the Acquired Assets, together with, in respect of each such policy, the name of the insurer, the policy number, the type of policy, the amount of coverage and the deductible; provided, however, that none of such insurance policies is included in the Acquired Assets or Assumed Liabilities.

            Section 3.12.      Material Contracts.
                               ------------------

            (a) As of the date hereof, Schedule 3.12(a) lists all current Contracts, relating primarily to the Business or the Acquired Assets to which Company is a party and which fall within any of the following categories (each a "Material Contract"):

                  (i) all agreements with customers of the Business which contain executory obligations of the Business in excess of $300,000 and/or a term of more than 24 months from the date hereof;

                  (ii) all agreements with vendors to the Business pursuant to which the Business has purchased goods or services in excess of $200,000 in the 6 months prior to the date hereof;

                  (iii) all agreements, other than Open Purchase Orders or in excess of $25,000, pursuant to which the Company and/or the Business is required to purchase either a specific dollar amount of goods or services or a specific percentage of the Business' requirements;

                  (iv) all agreements with customers of the Business which contain "most favored customer," "most favored pricing" or similar terms which require the Company and/or the Business to deal with any customer on better, equal or similar terms than any other customer that is unaffiliated with the first customer;

                  (v) any agreement with any Governmental Entity as a customer;

                  (vi) any agreement requiring an annual payment in excess of $100,000 relating to the supply of human tissue samples or to sponsored research with entities that have provided or are providing human tissue samples;

                  (vii) any distributor, distribution or reseller agreements;

                  (viii) material Contracts not entered into in the ordinary course of business;

                  (ix) Contracts relating to any outstanding commitment for capital expenditures in excess of $25,000;

                  (x) indentures, mortgages, promissory notes, loan agreements, guarantees, letter of credit or other agreements or instruments of Company or commitments for the borrowing or the lending by Company of amounts in excess of $25,000 providing for the creation of any charge, security interest, encumbrance or lien upon any of the Acquired Assets, to the extent included in Assumed Liabilities;

                  (xi) any non-competition agreement or any other agreement or obligation that purports to limit in any respect the manner in which, or the localities in which, the Business may be conducted;

                  (xii) any Contract that Company reasonably believes would prohibit or materially delay the consummation of the Transactions (other than those requiring consent to assignment as provided Schedule 3.03(a)); and

                  (xiii) any Contract with any Affiliate that would affect the Acquired Assets or Business after Closing (excluding any employment-related agreements).

            (b) Company has provided Purchaser with true and complete copies of the Material Contracts, and any proposed written amendment, supplement or modification to an existing Material Contract have been made available by Company to Purchaser. Except as set forth in Schedule 3.12(b), each of the Material Contracts were entered into in a bona fide transaction in the ordinary course of business and is legal, valid, binding and enforceable upon Company and in full force and effect. There is not under any Material Contract: (A) any existing material default by Company or, to Company's Knowledge, by any other party thereto, or (B) any event which, after notice or lapse of time or both, would constitute a default by Company or, to Company's Knowledge, by any other party, or result in a right to accelerate or terminate or result in a loss of rights of Company, which default or event could, individually or in the aggregate, reasonably be expected to result in a liability or cost to Company in excess of $25,000.

            Section 3.13. Employee and Labor Matters. Except as set forth on
Schedule 3.13, (a) there is no unfair labor practice charge or complaint pending or, to Company's Knowledge, threatened, against Company relating to the Business; (b) there is no labor strike, slowdown or stoppage actually pending or, to Company's Knowledge, threatened, against or affecting Company relating to the Business nor any secondary boycott with respect to any products or services of Company relating to the Business; (c) no labor grievance, nor any arbitration proceeding arising out of or under collective bargaining agreements applicable to the Company in connection with the Business, is pending; and (d) there are no administrative charges or court complaints against Company in connection with the Business concerning alleged employment discrimination or other employment-related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any other Governmental Entity.

            Section 3.14.      Employee Benefit Plans.

            (a) Schedule 3.14(a) sets forth a list of all "employee benefit plans" (as defined in Section 3(3) of ERISA) and all other employee benefit or executive compensation arrangements, perquisite programs or payroll practices applicable to Business Employees, including any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by Company or any entity within the same "controlled group" as Company, within the meaning of
Section 4001(a)(14) of ERISA (an "ERISA Affiliate") or to which Company or ERISA Affiliate is obligated to contribute thereunder for current or former employees of the Business (the "Employee Benefit Plans"); provided, however, that none of such Employee Benefit Plans or the assets thereof are included in the Acquired Assets or Assumed Liabilities.

            (b) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to Company's Knowledge, threatened, against the Employee Benefit Plans, the assets of any of the trusts in their capacity as such under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims).

            (c) No Employee Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, nor has any of Company, a Company Subsidiary or an ERISA Affiliate maintained any such plan for the 5 year period prior to the date of this Agreement. No Employee Benefit Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA or is a "single-employer plan" subject to Section 4063 or 4064 of ERISA, nor has Company, or any ERISA Affiliate maintained or contributed to any such plan at any time prior to the date of this Agreement.

            (d) With respect to any Employee Benefit Plan that is intended to be "qualified" under Section 401(a) of the Code:

                  (i) each Employee Benefit Plan has been operated at all times in compliance with its terms and Code Section 401(a);

                  (ii) no Employee Benefit Plan is or has been within the five
      (5) year period preceding the date of this Agreement under audit or, to Company's Knowledge, investigation by any Governmental Entity; and

                  (iii) Company has provided to the Purchaser a copy of any opinion letter or determination letter issued by the IRS with respect to such Employee Benefit Plan's qualification.

            (e) As of the date hereof, the Company has not entered into any written employment agreements with any of the Business Employees and each of the Business Employees is employed with the Company on an "at-will" basis.

            (f) This Section 3.14 contains all representations and warranties of the Company with respect to all matters regarding Employee Benefit Plans or Laws regarding employee or incentive plans.

            Section 3.15.      Intellectual Property.

            (a) Schedule 3.15(a) lists all of the Registered IP and any licenses or other rights granted to third parties to use the Registered IP. The Registered IP is registered in the name of Company and Company has the right to assign the Registered IP to Purchaser pursuant to the terms hereof.

            (b) Except as set forth in Schedule 3.15(b), Company owns all right, title and interest in and to all material Business Intellectual Property, and/or, as between Company and its licensor, has a valid and transferable license to use all material 3rd Party Software Licenses and 3rd Party Databases subject to the terms of the third party licenses.

            (c) Except as set forth in Schedule 3.15(c), and subject to the rights of suppliers under agreements with suppliers of biological samples (including those held in the Biorepository), Company owns all right, title and interest in and to the Biorepository.

            (d) Except set forth in Schedule 3.15(d), Company is in material compliance with terms of the public licenses applicable to open source incorporated by the Company in the Information Assets, excluding open source incorporated in the Third Party IP.

            (e) Except as set forth in Schedule 3.15(e), the Business Intellectual Property and the Third Party IP constitute all of the material Intellectual Property Rights owned, used or held for use by Company primarily in connection with the Business.

            (f) Except as set forth in Schedule 3.15(f), all renewal fees and other maintenance fees that have fallen due and for which the payment period has expired on or prior to the date of this Agreement with respect to Registered IP have been paid, and no Business Intellectual Property is the subject of any proceeding before any Governmental Entity, in any jurisdiction, including any office action or other form of preliminary or final refusal of registration.

            (g) To Company's Knowledge, (i) no claim, suit, action or other proceeding with respect to any infringement of third party intellectual property rights, or violation of the respective licenses for the 3rd Party Software, is threatened in writing or pending against the Company and (ii) the Company's current use of the 3rd Party Software is consistent with the terms of the respective licenses to such 3rd Party Software.

            (h) Company has taken reasonable steps necessary to protect the proprietary status of all material trade secrets and other material confidential information relating to the Business. Except as described on Schedule 3.15(h), all employees of the Company who have contributed to or participated in the conception and development of any material Business Intellectual Property have executed a Proprietary Information and Inventions Agreement or other agreements providing for the assignment of Intellectual Property Rights to their work product for the Business substantially in scope as those contained in the form attached hereto as Exhibit 3.15(h). Except as described on Schedule 3.15(h), consultants of the Company who have contributed to or participated in the conception and development of any of material Business Intellectual Property have executed an agreement providing for the assignment or license to Customer of Intellectual Property Rights to their work product for the Business.

            (i) Except as disclosed on Schedule 3.15(i), no written claims, or to Company's Knowledge unwritten claims, have been made to Company by any person or entity that (i) Company does not own or have the right to use any Intellectual Property Right in the conduct of the Business, or (ii) the use of any Business Intellectual Property by Company, or the conduct of the Business, infringes upon or misappropriates the Intellectual Property Rights of a third party, and Company does not know of any valid basis for any such claim.

            (j) To Company's Knowledge, and except as set forth on Schedule 3.15(j), the use of the Business Intellectual Property and the conduct of the Business by Company does not infringe upon or misappropriate the Intellectual Property Rights of any Person.

            (k) Except as disclosed on Schedule 3.15(k), to Company's Knowledge, no Person is infringing or misappropriating any Business Intellectual Property.

            Section 3.16.      Financial Statement.

            (a) The Initial Listing of Assets and Liabilities is consistent with the books and records of the Company and has been prepared in accordance with the past practices of the Company.

            (b) As of June 30, 2007, the Net Fixed Assets of the Business included in the Acquired Assets have a book value equal to Eight Million Eighty Thousand Dollars ($8,080,000). As of the Closing Date, the book value of the Net Fixed Assets of the Business shall be equal to at least Eight Million Eighty Thousand Dollars ($8,080,000), less normal amortization and depreciation since June 30, 2007. The "Net Fixed Assets of the Business" shall be the plant, property, equipment and leasehold improvements of the Business as determined by the Company in accordance with past practices of the Company and consistent with the books and records of the Company.

            (c) As of the Closing Date, the total Other Current Liabilities of the Business (less the amount of any increase between the date hereof and the Closing Date of Other Current Liabilities due to increases in paid time off accruals) shall not be greater than Eight-Hundred-Sixty-Four Thousand Dollars ($864,000). "Other Current Liabilities of the Business" shall be made up of the line items of the Business listed on Schedule 3.16(c) hereto.

            (d) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Company's financial statements contained in its 2006 Annual Report on Form 10-K filed with the SEC (the "Company Financial Statements"), was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (ii) was prepared from and in accordance with Seller's books and records.

            (e) On the date hereof and on the Closing Date, the Company Subsidiaries do not and will not have any obligations or liabilities (whether accrued, contingent or otherwise), in excess of the aggregate amounts set forth on the Company Subsidiary balance sheets attached hereto as Schedule 3.16(e), other than liabilities and obligations incurred in the ordinary course of business since the date of the Company Subsidiaries' balance sheet (which excess from ordinary course liabilities and obligations for each Company Subsidiary shall not exceed $100,000).

            Section 3.17. Brokers. Other than Company Financial Advisor, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Company.

            Section 3.18. Inventory. All Inventories reflected on Company's financial statements are valued at the lower of cost or market, in accordance with GAAP applied on a consistent basis throughout the periods indicated. Except to the extent of inventory reserves reflected on the Company Financial Statements, the items included in said inventories are (i) normal items of inventory carried by the Business, and (ii) of a quality and quantity merchantable in the normal course of business consistent with past practice (which, for the avoidance of doubt, shall not include expired Inventory).

            Section 3.19.      Customers and Suppliers.
                               ----------------------- -

            (a) Customers. Schedule 3.19(a) sets forth an accurate and complete list of the ten (10) largest customers of the Business (by volume in dollars of sales to such customers) for the 12-month period ending as of June 30, 2007 (the "Material Customers"), and the amount of revenues accounted for by such customers during such period. None of such Material Customers which are subscription customers has given notice to Company that it does not intend to renew its subscription and none of such Material Customer for data generation services has indicated that upon conclusion of such assignment it will not consider the Company for future engagements, nor to Company's Knowledge is there any fact or circumstance that would be reasonably likely to result in any such change.

            (b) Suppliers. Schedule 3.19(b) sets forth an accurate and complete list of the ten (10) largest suppliers of Company with respect to the Business (determined on the basis of dollar volume for the 12-month period ending as of June 30, 2007 (the "Material Suppliers") and the amounts paid to each Material Supplier such period ending. None of such Material Suppliers has given notice to the Company that it intends to cease doing business with the Company with respect to the Business, nor to Company's Knowledge is there any fact or circumstance that would be reasonably likely to result in any Material Supplier reducing or ceasing its relationship with the Business.

            Section 3.20. Transactions with Related Persons. Except as set forth in Schedule 3.20, no officer or director of Company (any such individuals, a "Related Person"), or, to the Knowledge of the Company, any Affiliate or member of the immediate family of any Related Person, is involved in any business arrangement or relationship with the Company with respect to the Business in excess of $25,000 per annum, other than employment arrangements entered into in the ordinary course of business.

            Section 3.21. Product Warranties. To Company's Knowledge, each product sold or licensed by the Business (the "Business Products") has been in conformity in all material respects with the specifications (if any) for such Business Products, all applicable contractual commitments and all applicable express and implied warranties. No Business Product is subject to any guaranty, warranty or other indemnity beyond the applicable terms and conditions of the applicable sales agreement or license or beyond that which may be implied or imposed by applicable Law.

            Section 3.22. Sufficiency of Assets. Except for the assets in the Shared Services Division and the Retained Assets, the Acquired Assets collectively comprise all of the assets and rights necessary for the conduct of the Business as it has been conducted during the twelve (12) months prior to the date of this Agreement and is currently being conducted by the Company.

            Section 3.23. Contract Rights. The rights and benefits granted to Company pursuant to the agreements listed in Section 5(b)(i)-(iv) of Schedule 1.01(b)(1) are not as of the date hereof, and have not within the twelve (12) months prior to the date hereof, been used by the Company in connection with the conduct of the Business.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES MAKES, OR HAS MADE, ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, STATUTORY OR BASED ON COURSE OF DEALING OR USAGE OF TRADE, RELATING TO THE COMPANY OR THE BUSINESS, ASSETS OR LIABILITIES. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITATION OF THE FOREGOING, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NOTHING IN THIS AGREEMENT IS INTENDED TO BE A WARRANTY OR REPRESENTATION BY COMPANY OF NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, OR FREEDOM TO OPERATE UNDER INTELLECTUAL PROPERTY RIGHTS WITH RESPECT TO THE COMPANY, ANY ACQUIRED ASSETS OR THE BUSINESS, AND ANY AND ALL SUCH WARRANTIES AND REPRESENTATIONS ARE HEREBY DISCLAIMED IN FULL.

                                   ARTICLE IV
                                    COVENANTS

            Section 4.01. Conduct of Business by Company Pending the Closing. From the date of this Agreement to the Effective Time, except as required or permitted by this Agreement or otherwise with the prior written consent of Purchaser and Company shall (a) carry on the Business in the ordinary course consistent in all material respects with past practice, (b) use commercially reasonable efforts to preserve intact in all material respects the Business and keep available the services of the senior managers of the Business, (c) use commercially reasonable efforts to preserve in all material respects the Company's business relationships with principal customers and suppliers of the Business with which it has business dealings and (d) comply in all material respects with all Laws applicable to the Company or any of its properties and assets relating to the Business. Without limiting the generality of the foregoing, Company shall not, between the date of this Agreement and the Effective Time, except as expressly required or permitted by this Agreement, directly or indirectly, do, or commit to do, any of the following without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed):

                  (i) Sell, dispose of, transfer, or further encumber any of the Acquired Assets, except in the ordinary course of business or pursuant to an Acquisition Proposal in accordance with the terms of Section 4.02;

                  (ii) Incur a non-ordinary course obligation or commitment which is or will become an Assumed Liability in excess of $50,000 for any single obligation or commitment or in the aggregate in the excess of $250,000;

                  (iii) Enter into, or modify, amend or terminate, any Material Contract other than in the ordinary course of business;

                  (iv) Materially increase the compensation or fringe benefits of any of the Business Employees, except as required by contractual obligations existing as of the date hereof and except for increases in salary or wages in connection with a promotion or change in position granted to employees (other than executive officers) of Company in the ordinary course of business in accordance with past practice;

                  (v) Except as may be required as a result of a change in Law or in generally accepted accounting principles or audit practices, change in any material respect any of the accounting methods, practices or principles used by the Company relating to the Business; or

                  (vi) Agree to take in writing, any of the actions described in this Section 4.01.

            Section 4.02. No Solicitation. Until this Agreement has been terminated in accordance with Section 8.01, Company shall not, and shall not permit any of its Affiliates to, and shall cause its Affiliates' officers, directors, employees, consultants, representatives and other agents, including, but not limited to, investment bankers, attorneys and accountants (collectively, "Representatives"), not to, directly or indirectly, (i) solicit, initiate or knowingly encourage the making of, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (ii) participate in discussions or negotiations with, or furnish or disclose any nonpublic information to, any Person (other than Purchaser or their Representatives) in connection with any Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iv) enter into any agreement, letter of intent or similar document contemplating or otherwise relating to any Acquisition Proposal; provided, however, that this Section 4.02 shall not prohibit Company or the Representatives from:

                  (i) participating in discussions or negotiations with, or furnishing or disclosing nonpublic information to, any Person in response to an unsolicited, bona fide and written Acquisition Proposal that is submitted to Company by such Person after the date of this Agreement and prior to the Effective Time if (I) none of Company, any of its Affiliates or any of the Representatives shall have violated in any material respect any of the provisions of this Section 4.02, (II) a majority of the members of the Board of Directors of Company determines in good faith, (x) that such Person is reasonably capable of consummating such Acquisition Proposal taking into account the legal, financial, regulatory and other aspects of such Acquisition Proposal and (y) that such Acquisition Proposal could reasonably lead to a Superior Proposal, and (III) a majority of the members of the Board of Directors determines in good faith that failing to take such action would be a breach of its fiduciary duties to the Company's stockholders; or

                  (ii) approving or recommending, or entering into, a definitive agreement with respect to an unsolicited Acquisition Proposal that is submitted to Company after the date of this Agreement and prior to the Effective Time if (I) none of Company, any of its Affiliates or any of the Representatives have violated in any material respect any of the provisions of this Section 4.02, (II) Company provides Purchaser with written notice at least three Business Days prior to any meeting of the Board of Directors at which such Board of Directors will consider whether such Acquisition Proposal constitutes a Superior Proposal, during which three-Business Day period Company shall cause its financial and legal advisors to negotiate in good faith with Purchaser in an effort to make such adjustments in the terms and conditions of this Agreement as would enable Company to proceed with the transactions contemplated herein on such adjusted terms, (III) notwithstanding such negotiations and adjustments pursuant to clause (II) above, the Board of Directors makes the determination necessary for such Acquisition Proposal to constitute a Superior Proposal, (IV) a majority of the members of the Board of Directors determines in good faith that failing to take such action would be a breach its fiduciary duties to Company's stockholders, and (V) Company does not approve or recommend or enter into a definitive agreement with respect to such Acquisition Proposal at any time before the day that is the third Business Day after Purchaser receives written notice from Company stating that the Board of Directors has determined such Acquisition Proposal constitutes a Superior Proposal;

provided, further, that if, in accordance with subsections (i) or (ii) above, Company determines that an Acquisition Proposal constitutes a Superior Proposal, then upon termination of this Agreement in accordance with the terms of Section 8.01(d), Company shall pay to Purchaser an amount equal to the sum of $400,000.

            Section 4.03.      Access to Information.

            (a) Except for competitively sensitive information, and subject to applicable Law, during the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 8.01, Company shall upon reasonable notice, afford Purchaser, and its Representatives, reasonable access during normal business hours to the employees, properties, books and records of the Business so that they may have the opportunity to make such investigations as they shall desire of the affairs of Business; provided, however, that such investigation shall not affect the representations and warranties made by Company in this Agreement. Company agrees to cause its Representatives, in a manner consistent with the fulfillment of their ongoing duties and obligations, to furnish such additional financial and operating data and other information and respond to such inquiries relating to the Business as Purchaser shall from time to time reasonably request. Notwithstanding the foregoing, nothing herein shall require Company to disclose any information that would cause a violation of Law or any confidentiality agreement or contractual requirement or waive any attorney-client privilege (provided that if Company refrains from disclosing information requested by Purchaser for any of the foregoing reasons Company shall so advise Purchaser, including an explanation of the basis for withholding the information); provided further, that all requests for such access, inspection or information pursuant to this Section 4.03 shall be made through Company's General Counsel or such other person as he shall designate in writing to Purchaser. All nonpublic information provided to, or obtained by, Purchaser in connection with the transactions contemplated hereby shall be "Confidential Information" for purposes of the Confidentiality Agreement.

            (b) Except for competitively sensitive information, and subject to applicable Law, during the period commencing on the date hereof and ending on the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 8.01, Purchaser and Parent shall cause their Representatives to furnish such information and respond to such inquiries as Company shall from time to time reasonably request regarding post-closing integration and operational issues. Notwithstanding the foregoing, nothing herein shall require Purchaser or Parent to disclose any information that would cause a violation of Law or any confidentiality agreement or contractual requirement or waive any attorney-client privilege (provided that if Purchaser or Parent refrains from disclosing information requested by Company for any of the foregoing reasons Purchaser and Parent shall so advise Company, including an explanation of the basis for withholding the information); provided further, that all requests for such access, inspection or information pursuant to this
Section 4.03 shall be made through Purchaser's Chief Financial Officer or such other person as he shall designate in writing to Company. All nonpublic information provided to, or obtained by, Company in connection with the transactions contemplated hereby shall be Confidential Information for purposes of the Confidentiality Agreement.

            Section 4.04.      Notification of Certain Matters.

            (a) From the date hereof until Closing, Company shall endeavor to promptly notify Purchaser in writing if to the Company's Knowledge: (x) any event, condition, fact or circumstance has occurred, or existed on or prior to the date of this Agreement and that caused or constitutes a breach of any representation or warranty made by Company in this Agreement; (y) any event, condition, fact or circumstance occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of any representation or warranty made by Company in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; and (c) any material breach of any covenant or obligation of Company. If any event, condition, fact or circumstance arises after the date of this Agreement that is required to be disclosed pursuant to this Section 4.04 and requires any change in the Disclosure Schedules, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Company shall promptly deliver to Purchaser an update to the Disclosure Schedule specifying such change and, when accepted by Purchaser, such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any representation or warranty made by Company in this Agreement or any closing certificate, or (ii) determining whether any of the conditions set forth in Article V has been satisfied, unless in accordance with Section
5.07 such update is not accepted by the Purchaser.

            (b) From the date hereof until Closing: (i) Purchaser and Parent shall promptly notify Company in writing if Purchaser or Parent receives notice, whether written or verbal, of (A) ICICI Bank's withdrawal or modification of the Financing Letter or the commitment to provide financing contained therein, (B) ICICI Bank's intention to withdraw or modify such letter or the commitment to provide financing contained therein, or (C) any event related to the financing of the Transaction occurs or fails to occur which would cause the Purchaser or Parent not to proceed to Closing; and (ii) Company shall promptly notify Purchaser in writing if Company determines that stockholder approval of the Transactions will not be or has not been obtained.

            Section 4.0.5. Public Announcements. So long as this Agreement is in effect, Purchaser and Company shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the Transactions and shall not issue, or permit their Affiliates or Representatives to issue, any such press release or make any such public statement prior to such consultation, except as may be required by Law (including, but not limited to, filing of this Agreement on a Current Report on Form 8-K and the filing of a
Schedule 14A and distribution of the related Proxy Statement pursuant to the federal securities Laws) or in accordance with any listing agreement with, or the rules, requirements or requests of, any securities exchange on which such Party's securities are listed or quoted.

            Section 4.0.6. Commercially Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions hereof, each of the Parties hereto shall use its commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and shall use its commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, (a) cooperating in responding to inquiries from, and making requests and presentations to, stockholders, customers, suppliers, regulatory authorities and other third parties, (b) cooperating in the preparation and filing of the Proxy Statement and (c) promptly making all regulatory filings and applications and any amendments thereto as are necessary for the consummation of the transactions contemplated by this Agreement; provided, however, that (i) nothing in this Section 4.06 shall require a Party to (x) respond to or defend against any Litigation challenging or relating to this Agreement or the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered, by any court or other Governmental Entity vacated or reversed, or (y) divest or otherwise transfer or assign any material assets or cease any material business activities as a condition of the approval of this transaction by any Governmental Entity, and
(ii) if the Company is unable to obtain consents to assignment of the Sponsored Research Agreements prior to Closing, Purchaser shall hold the biological tissue samples provided pursuant to such agreements in escrow (and shall not make use of such tissue samples until such consents are obtained) and Company and Purchaser will continue for a reasonable period after Closing to attempt in good faith to obtain such consents to assignment, or such earlier time as Company determines it is unable to obtain such consents (but in no event shall Company be required to pursue such consents for more than ninety (90) days after Closing) and if Company or Purchaser determine that they will be unable to obtain such consents, then either Purchaser or Company may require such tissue samples be removed and destroyed and after such removal and destruction Purchaser shall certify such removal and destruction to Company; provided, however, that Purchaser will not be required to (A) remove and destroy in excess of five percent (5%) of such tissue samples contained in the Biorepository as of the date of Closing at the direction of the Company or (B) hold in escrow in excess of ten percent (10%) of such tissue samples contained in the Biorepository as of the date of Closing.

            Section 4.07.      Retention of Books and Records.

            (a) To the extent documents and records pertaining to the periods before the Closing are included in the Acquired Assets, after Closing Purchaser will retain and maintain, in an organized and retrievable manner, all documents and records pertaining to the periods before the Closing in accordance with standards of commercial reasonableness. Purchaser will retain and maintain all machine-sensible records, such as computer tapes, disks, diskettes, etc., which are considered books and records within the meaning of Code Section 6001. Purchaser will make available such documents and records, machine sensible records, computer time, and assistance from Purchaser's personnel as may be requested by Company in order to expeditiously comply with all pertinent requests from the Internal Revenue Service, state taxing authorities or other governmental regulatory agencies that relate to periods prior to the Closing Date.

            (b) Purchaser and Company agree to retain all Tax returns, related schedules and work papers and all other material records and other documents relating to the Company or the Business (the "Documents") for periods prior to, or including the Closing until December 31, 2014 (the "Document Period") or any longer period of time required by law as applicable to Purchaser or Company or that is reasonably requested in writing by Purchaser or Company. During the Document Period, upon reasonable notice, each of Purchaser and Company will give, or cause to be given, to the Representatives of the other access to and permission to copy, at the requesting Party's expense, during normal business hours, Documents in the custody of such Party and access to its employees with knowledge of such matters, to the extent reasonably requested by the other Party in connection with financial reporting matters, audits, legal proceedings, employee benefit claims, governmental investigations and other reasonable business purposes; provided, however, that nothing herein will obligate any Party to take actions that would unreasonably disrupt the normal course of its business, violate the terms of any contract to which it is a party or to which it or any of its assets is subject, or grant access to any of its proprietary, confidential or classified information to the extent not related to the Business or the Acquired Assets. In no event shall Purchaser (i) file any amended Tax Return of the Business for any period prior to Closing or (ii) extend the statute of limitations on assessment of any Tax of the Business for any period prior to Closing, without the written consent of Company, which cannot be unreasonably withheld.

            (c) In the event and for so long as any Party is actively pursuing an affirmative recovery or contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (i) the Transactions or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Business or the Acquired Assets, the other Parties will cooperate with such Party and its counsel in the pursuit, contest or defense as may be reasonably requested.

            Section 4.08. Expenses; Proration. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses. Any installment of rent due with respect to any leases assigned in connection with the Transactions, and any utility or similar charges and assessments payable with respect to any of the Acquired Assets, and all expenses related to the operation and maintenance of the Acquired Assets, for the period in which the Closing occurs shall be adjusted pro rata between Company and Purchaser to the Closing Date (with Company responsible for periods of time prior to Closing and Purchaser and Parent responsible for periods of time after Closing). All costs, expenses, filing and prosecution fees, annuities and maintenance fees payable from and after the Closing relating to the Registered IP shall be paid by Purchaser or Parent.

            Section 4.09. Assignment of Contracts, Rights, etc. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign the right, title or interest of Company or its Affiliates in, to or under any contract, license, lease, commitment, sales order, purchase order or other agreement or any claim or right of any benefit arising thereunder or resulting therefrom if any attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Company or its Affiliates, unless and until such consent has been obtained. Company shall use its reasonable best efforts to obtain, and Purchaser agrees to cooperate with Company in its efforts to obtain, any required third party consent to the assignment or transfer thereof to Purchaser. If such consent is not obtained, Company and Purchaser shall cooperate in any reasonable arrangements designed to provide Purchaser with the benefits thereunder, including enforcement for the benefit of Purchaser of any and all rights of Company or any of its Affiliates against such third party arising out of the cancellation by such third party or otherwise. Notwithstanding the foregoing, the obligations of Company or any of its Affiliates under this Section 4.09 shall not include any obligation to make any material payment or to incur any material economic burden.

            Section 4.10. Transfer Taxes and Recording Fees. All sales, use, transfer taxes and other non-income taxes and any fees (including deed recordation fees, Registered IP recordation fees, and filing fees) incurred in connection with this Agreement and the Transactions (the "Transfer Fees") will be borne 50% by Purchaser and 50% by Company. Company will cooperate with Purchaser and Purchaser will cooperate with Company to the extent reasonably necessary to enable Purchaser or Company, as required, to make such filings and join in the execution of any tax returns or other documents as may be required in order for Purchaser and Company to comply with the provisions of this Section. Upon receipt by Purchaser or Parent of reasonable documentation provided by Company, Purchaser and Parent will pay directly to Company 50% of the sales tax incurred in connection with the Transactions so that Company may remit such taxes directly to the applicable Governmental Entity and Company covenants to remit such sales tax directly to such Governmental Entity. In the event that Company receives a refund of any such sales taxes, Company will pay 50% of such returned funds received by the Company to Purchaser or Parent.

            Section 4.11.      Tax Matters.

            (a) Company will be responsible for the preparation and filing of all federal, state and local franchise, property, payroll, and other non-income tax returns necessary with respect to the purchase and the ownership of the Acquired Assets, for all periods as to which such tax returns are due prior to the date of Closing and Company will make all payments required with respect to any such tax returns.

            (b) Purchaser will be responsible for the preparation and filing of all federal, state and local franchise, property, payroll, and other non-income tax returns necessary with respect to the purchase and the ownership of the Acquired Assets, for all periods as to which such tax returns are due after the date of Closing and Purchaser will make all payments required with respect to any such tax returns; provided, however, that for the avoidance of doubt, such taxes for the year that includes the Closing Date shall be allocated pro rata based on the number of days that occur before and after the Closing, with such taxes being borne Company based on the ratio of the number of days in the relevant period prior to and including the Closing Date to the total number of days in the actual taxable period with respect to which such Taxes are assessed, irrespective of when such Taxes are due, become a lien or are assessed, and such Taxes being borne by the Purchaser based on the ratio of the number of days in the relevant period after the relevant Closing Date to the total number of days in the actual taxable period with respect to which such Taxes are assessed, irrespective of when such Taxes are due, become a lien or are assessed, and, further provided, that upon written notice from Purchaser to Company that Purchaser shall be making a payment for which Company is liable hereunder (which notice shall include reasonable detail on the amount and calculation of the pre-Closing portion), Company shall forward to Purchaser, in immediately available funds, the Company's share of such payment prior to the due date of such tax.

            Section 4.12.      Mail Received After Closing.

            (a) Following the Closing, Purchaser shall deliver or cause to be delivered to Company, promptly after receipt by Purchaser, all mail addressed to Company or any of its Affiliates.

            (b) Following the Closing, Company may receive and open all mail addressed to Company and may deal with the contents thereof in its discretion to the extent that such mail and the contents thereof do not relate to the Business. Company shall deliver or cause to be delivered to Purchaser, promptly after receipt by Company, all mail, including, without limitation, payments of accounts or claims receivable, addressed to Company or Purchaser which relates to the Business.

            Section 4.13.      Personnel Matters.

            (a) Transfer of Employees. The Company has provided a true and correct list of all of the employees of the Company that devote the primary portion of their activities as Company employees to the Business, a copy of which is attached hereto as Schedule 4.13(a). Schedule 4.13(a) also provides the following information for each such employee: (i) name, (ii) initial employment date, (iii) job title, (iv) annual base salary, (v) target incentive compensation for fiscal year 2007, (vi) tenure of employment, (vii) paid time off accrual, and (viii) exempt/non exempt status with regard to overtime pay. Offers of employment by Purchaser to any such employees (whether employed prior to the Transactions by the Company or an Affiliate thereof) listed on Schedule 4.13(a), shall include the following terms and conditions (1) a base salary and incentive compensation that, in the aggregate, is not less than such person's current salary and incentive compensation and (2) benefits as are set forth in
Section 4.13(b). All such offers shall be contingent upon the Closing, with employment to begin immediately following Closing. Such employees that accept Purchaser's offer of employment and commence work for Purchaser are referred to herein as the "Business Employees." For clarity, the parties acknowledge and agree that "incentive compensation" shall not be deemed to include any retention plans or bonuses provided by Company to such Business Employees.

            (b) Benefit Plans. Purchaser shall, from and after the Effective Time, (1) until the first anniversary thereof, make available to the Business Employees benefits under employee benefit plans that are substantially similar in the aggregate to those provided by the Company to the Business Employees on the date hereof (the "Company Benefit Plans") and severance benefits on an individual-by-individual basis as described on Schedule 4.13(b), (2) provide Business Employees credit for years of service with Company or any of its subsidiaries or their predecessors prior to the Effective Time for the purpose of eligibility and vesting under employee benefit plans of Purchaser, (3) to the extent permitted (whether upon payment by Purchaser of additional premiums or other terms) under Purchaser's group health plans, cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Company Benefit Plans) and eligibility waiting periods under group health plans of Purchaser to be waived with respect to Business Employees who become employees of Purchaser or its subsidiaries (and their eligible dependents) and (4) cause to be reimbursed any deductibles or out-of-pocket expenses incurred by Business Employees and their beneficiaries and dependents under Purchaser's group health plan to the extent such deductibles or out of pocket expenses were already incurred by such employee (or his or her beneficiaries or dependents) during the prior portion of the calendar year in which they first participate in Purchaser's health plans, with the objective that there be no duplication of such deductibles or out-of-pocket expenses during the year in which the Closing Date occurs.

            (c) WARN Act Notices. Purchaser shall be responsible for and assume all liability for any and all notices, payments, fines or assessments due to any government authority, pursuant to any applicable federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees of the Business as of or within 45 days after the Closing, including but not limited to the WARN Act.

            (d) COBRA. Company shall be responsible for compliance with all requirements under Sections 4980B and 9801of the Code and Section 601, et seq. of ERISA with respect to any (a) Business Employee or (b) dependent of such Business Employee, in each case who, on or prior to the Closing Date, becomes a qualified beneficiary within the meaning of Section 4980B(g)(1) of the Code as the result of any "qualifying event" within the meaning of Section 4980B(f)(3) of the Code occurring on or prior to the Closing Date or who, on or prior to the Closing Date, ceases to be covered under Company's group health plan. Purchaser shall be responsible for compliance with all requirements under Sections 4980B and 9801 of the Code and Section 601, et seq. of ERISA with respect to any (a) Business Employee or (b) dependent of such Business Employee, in each case who, after the Closing Date, becomes a qualified beneficiary within the meaning of
Section 4980B(g)(1) of the Code as the result of any "qualifying event" within the meaning of Section 4980B(f)(3) of the Code occurring after the Closing Date or who, after the Closing Date, ceases to be covered under Purchaser's group health plan.

            (e) 401(k) Rollover. Purchaser shall have amended its 401(k) Plan, or established a 401(k) Plan if Purchaser does not currently have such a plan, as necessary to permit the rollover transfer of funds from the Company's 401(k) Plan to a Purchaser 401(k) Plan and the Purchaser shall accept into such a Purchaser 401(k) Plan all loans to Business Employees outstanding under the Company's 401(k) Plan.

            (f) Paid Time Off. To the extent in excess of vacation benefits available pursuant to Purchaser's vacation policies, Purchaser shall grant Business Employees accrued and unused paid time off to which such Business Employees have a right as of the Closing Date pursuant to Company's paid time off policy. Notwithstanding any other provision in Purchaser's vacation pay policy, to the extent permitted under Company's paid time off pay policy as of the Closing Date and to the extent not previously used, Purchaser shall permit the Business Employees to carry over and use such accrued and unused paid time off remaining under the Company's policy as in effect on the Closing Date in future years and Purchaser shall pay such paid time off benefits upon termination of employment.

            (g) Termination of Employment of Business Employees. As of immediately prior to Closing, Company shall terminate the employment of each Business Employee that has accepted an offer of employment with Purchaser.

            (h) Employee Status. The Company shall promptly notify Purchaser of any Business Employee that terminates employment with the Company or if such an employee takes a leave of absence from the Company.

            Section 4.14. Non-Solicitation and Non-Compete.

            (a) Non-Solicitation.

                  (i) For a period beginning on the date hereof and ending on the last day of the eighteenth (18th) month after the Closing Date (the "Nonsolicitation Period"), except with respect to the Business Employees listed on Schedule 4.13(a) to whom Purchaser may make offers of employment at or prior to Closing that may be accepted by such Business Employees during the first thirty (30) days of the Nonsolicitation Period, neither Purchaser, Parent, their Affiliates, or Representatives, shall in any manner, directly or indirectly (i) solicit or assist any other party to solicit any employee of Company or any Affiliate of Company to terminate his or her employment with Company or its Affiliate, or (ii) otherwise recruit or encourage any such employee to become an employee of, or a consultant to, Purchaser or its Affiliate unless Company has consented in advance in writing.

                   (ii) During the Nonsolicitation Period, neither Company, its Affiliates, or its Representatives, shall in any manner, directly or indirectly (i) solicit or assist any other party to solicit any employee of Purchaser or any Affiliate of Purchaser to terminate his or her employment with Purchaser or its Affiliate, or (ii) otherwise recruit or encourage any such employee to become an employee of, or a consultant to, Company or its Affiliate unless Purchaser has consented in advance in writing.

            (b) Non-Compete. For a period beginning on the date hereof and ending on the fifth anniversary hereof (the "Restricted Period"), Company and its Affiliates will not, anywhere in the world engage in the Business as it was conducted by Company prior to Closing, or have any financial or other interests in, any person, firm, corporation or line of business that competes with such Business, directly or indirectly in a material respect; provided, however, that the following shall not be a violation of this Subsection 4.14(b): (A) ownership or control by the Company and its Affiliates of less than a 5% interest, as a passive investor, of the equity securities of a company which is in competition with the Business; (B) activities associated with the Company's and its Affiliates' conduct of the Diagnostic Development Business or the Drug Repositioning Business; (C) ownership of a minority, non-controlling interest in Xceed Molecular, and (D) activities of the Company and its Affiliates, or a division or portion of the Company, following their acquisition, whether by merger, sale of assets, or other business combination by a Person engaged, prior to such acquisition, directly or indirectly, in whole or in part, in a business that competes with the Business.

            Section 4.15 Minimum Conditions for Assignment of Lease. Parent will cause Purchaser to have a minimum net worth of at least Three Million Dollars ($3,000,000) as of the Closing Date.

                                    ARTICLE V
                CONDITIONS TO OBLIGATIONS OF PURCHASER AND PARENT

            The obligations of Purchaser and Parent to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived by Purchaser or Parent, to the satisfaction of each of the following conditions before or at the Closing:

            Section 5.01. Representations and Warranties. Except for changes contemplated by this Agreement, the representations and warranties of Company contained in Article III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of Closing.

            Section 5.02. Performance of this Agreement. Company shall have in all material respects performed all obligations and complied with all conditions required by this Agreement to be performed or complied with by it before or at the Closing.

            Section 5.03. Consents and Approvals. Subject to the provisions of
Section 4.09, all consents, authorizations, orders or approvals which Company is required to obtain in order for Company to transfer the Acquired Assets to Purchaser and which are material to the future conduct of the Business by Purchaser shall have been obtained by Company, including, without limitation, all waiting periods specified by law with respect thereto shall have passed.

            Section 5.04. Injunction, Litigation, etc. No order of any court or administrative agency shall be in effect which restrains or prohibits the consummation of the Transactions, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Entity which is likely to prohibit, delay or successfully challenge the validity of any of the transactions contemplated by this Agreement.

            Section 5.05. Legislation. No statute, rule or regulation shall have been enacted which prohibits or restricts the consummation of the Transactions.

            Section 5.06. Deliveries. Company shall have caused the documents and instruments required by Section 1.06(a) to be delivered (or tendered subject only to Closing) to Purchaser.

            Section 5.07. Matters Disclosed Pursuant to Section 4.04. Any amendments to this Agreement or the Disclosure Schedules that are deemed made pursuant to Section 4.04 of this Agreement, which would reasonably be expected to have a Material Adverse Effect or have had a Material Adverse Effect, must be reasonably satisfactory to Purchaser.

            Section 5.08.      Stockholder   Approval.   Company   shall
have obtained the Stockholder Approval.

            Section 5.09. No Material Adverse Change. There shall not have occurred a Material Adverse Effect.

                                   ARTICLE VI
                      CONDITIONS TO OBLIGATIONS OF COMPANY

            The obligations of Company to consummate Transactions shall be subject, to the extent not waived by Company, to the satisfaction of each of the following conditions before or at Closing:

            Section 6.01. Representations and Warranties. Except for changes contemplated by this Agreement, the representations and warranties of Purchaser and Parent contained in Article II of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

            Section 6.02. Performance of this Agreement. Purchaser and Parent shall have in all material respects performed all obligations and complied with all conditions required by this Agreement to be performed or complied with by it before or at the Closing, to the extent not waived.

            Section 6.03. Stockholder Approval. This Agreement and the Transactions contemplated hereby shall have been approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL ("Stockholder Approval").

            Section 6.04. Consents and Approvals. All consents, authorizations, orders or approvals of any Governmental Entity and of other Persons which Purchaser and Parent are required to obtain in order to consummate the transactions contemplated by this Agreement shall have been obtained by Purchaser and Parent and all waiting periods specified by law with respect thereto shall have passed.

            Section 6.05. Injunction, Litigation, etc. No order of any court or administrative agency shall be in effect which restrains or prohibits the consummation of the transactions contemplated hereby or which would limit or affect Company's rights to transfer the Acquired Assets to Purchaser or Purchaser's and Parent's ability to consummate the Transactions and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Entity which is likely to prohibit, delay or successfully challenge the validity of any of the transactions contemplated by this Agreement.

            Section 6.06. Legislation. No statute, rule or regulation shall have been enacted which prohibits or restricts the consummation of the transactions contemplated hereby.

            Section 6.07. Deliveries. Purchaser and Parent shall have caused the documents and instruments required by Section 1.06(b) to be delivered (or tendered subject only to Closing) to Company.

                                   ARTICLE VII
                                 INDEMNIFICATION

            Section 7.01. Indemnification by Company. Subject to the limitations contained in this Article VII, Company shall, from and after Closing, indemnify and hold Purchaser and Parent harmless against all Losses arising out of:

            (a) any breach of a representation or warranty made by Company in
Article III of this Agreement;

            (b) the breach of any agreement of Company contained in this Agreement; or

            (c) any liability or obligation of Company other than the Assumed Liabilities.

            Section 7.02. Indemnification by Purchaser and Parent. Subject to the limitations contained in this Article VII, Purchaser and Parent shall, jointly and severally, indemnify and hold Company harmless against all Losses arising out of:

            (a) any breach of a representation or warranty made by Purchaser or Parent in Article II of this Agreement;

            (b) the breach of any agreement of Purchaser or Parent contained in this Agreement; or

            (c) any Assumed Liability or the failure by Purchaser or Parent to discharge any Assumed Liability.

            Section 7.03. Survival Date. The indemnification obligations of each party (the "Indemnitor") obligated to provide indemnification to the other (the "Indemnitee") under Sections 7.01 an 7.02 shall lapse and become of no further force and effect with respect to all claims not made by Indemnitee's delivery to the Indemnitor of written notice containing details reasonably sufficient to disclose to Indemnitor the nature and scope of the claim by March 31, 2009 (the "Claims Period"); provided, however, that notwithstanding the forgoing, the Claims Period during which a claim for indemnification may be asserted with respect to:

            (a) Assumed Liabilities or Retained Liabilities shall continue indefinitely;

            (b) Sections 2.01 (Corporate), 2.02 (Authority), 3.01 (Corporate),
3.02 (Authority), 3.08 (Title to Properties) shall continue indefinitely; and

            (c) Sections 3.04 (Tax Matters) and 3.07(c) (Compliance with Laws and Orders; Environmental Laws) shall begin on the Closing Date and shall terminate as of the date of the expiration of the statute of limitations applicable to the subject matter thereof to which the claim for indemnification relates.

            (d) Sections 7.01(b) and 7.02(b) shall continue in effect as to each agreement referenced in such Sections that contemplates performance after the Closing, in accordance with the terms of such agreements, as long as any claim for indemnification in respect of a breach of such agreements is brought within six (6) months after the other party has become aware of facts giving reasonable notice that a breach has occurred.

Any indemnification obligations arising under Section 7.01 or 7.02 shall lapse and become of no further force and effect with respect to all claims with respect to which Indemnitee does not timely give notice to Indemnitor in accordance with Section 7.06 or Section 7.07(b), as applicable. The intention of this Section 7.03 is to shorten the applicable statute of limitations for which to bring claims for indemnity under this Agreement.

            Section 7.04.      Limitations on Indemnification.

            (a) Notwithstanding anything to the contrary herein, the Company shall not be required to indemnify Purchaser or Parent and Purchaser and Parent shall not be obligated to indemnify Company unless and until the aggregate Losses of the Indemnitee exceeds One-Hundred-Fifty Thousand Dollars ($150,000) (the "Threshold"), and if such Losses are exceeded, only the amount of Losses above the Threshold, subject to the other limitations provided herein Agreement provided, however, that Losses arising from the items covered in Sections 1.02(a) (Assumed Liabilities), 1.02(b) (Retained Liabilities), 2.04 (Brokers),
3.17 (Brokers), 4.08 (Expenses; Proration), and 4.10 (Transfer Taxes and Recording Fees) (collectively, the "Exceptional Items") shall not be subject to this Section 7.04(a).

            (b) The total indemnification obligations of Company in this Agreement shall not exceed, in the collective aggregate for Company, One Million Dollars ($1,000,000.00) (the "Cap"); provided, however, that (i) the Cap shall not apply to items covered in Sections 1.02(b) (Retained Liabilities), 3.08 (Title to Properties), 3.17 (Brokers), 4.08 (Expenses; Proration), and 4.10 (Transfer Taxes and Recording Fees), (the "Company Uncapped Items") and (ii) actual fraud committed by Company, shall not be subject to the Cap and such Damages shall not count towards satisfaction of the Cap.

            (c) The total indemnification obligations of Purchaser and Parent in this Agreement shall not exceed, in the collective aggregate for Purchaser and Parent, the Cap; provided, however, that (i) the Cap shall not apply to the items covered in Sections 1.02(a) (Assumed Liabilities), 2.04 (Brokers), 4.08 (Expenses; Proration), and 4.10 (Transfer Taxes and Recording Fees) (the "Purchaser Uncapped Items") and (ii) a knowing or intentional misrepresentation by Purchaser or Parent, or actual fraud committed by Purchaser or Parent, shall not be subject to the Cap and such Damages shall not count towards satisfaction of the Cap.

            (d) The parties hereto shall have no liability to the other parties hereto (for indemnification or otherwise) for the breach of any representation or warranty to the extent that such other party had actual knowledge at or prior to the time of Closing that such representation or warranty was not true at the time of Closing; provided, however, that Purchaser and Parent shall only be deemed to have actual knowledge in event that Seller can establish with clear and convincing evidence of actual knowledge by any of Anu Acharya, Subash Lingareddy or Sujata Pammi based upon written documentation.

            (e) Except for actions grounded in fraud, the parties hereto acknowledge and agree, the indemnification provisions in this Article VII shall be the exclusive remedy of the Parties with respect to breaches of the representations and warranties set forth in this Agreement. As used in this section, fraud shall not include any claims grounded in an allegation that a representation or warranty in this Agreement was false, inaccurate or incomplete. In order to prove fraud, it shall be the burden of the party alleging fraud to establish that the acts alleged were committed intentionally and with the specific intent to defraud the other.

            Section 7.05. Definition of Loss. For purposes of this Article VII, "Losses" shall mean claims, losses, liabilities, damages, deficiencies, penalties, costs and expenses incurred by an Indemnitee entitled to indemnification hereunder as a result of a matter giving rise to a claim for indemnification hereunder, including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses incurred in connection with any action, suit or proceeding ("Legal Action") instituted against the Indemnitee; provided, however, that Loss shall be determined net of:

            (a) any Tax Benefit (as defined below) inuring to the Indemnitee on account of such Loss. For purposes of this subsection, "Tax Benefit" shall mean, after utilizing all deductions, credits and losses otherwise available to it, any refund of Taxes paid or an actual reduction in the amount of Taxes (including, without limitation, by deduction, reduction of income by reason of increased tax basis or otherwise, entitlement to refund, credit or otherwise) that would otherwise be required to be paid in the particular year. A Tax Benefit shall be calculated at the then-present value, utilizing a discount rate of five percent (5%), of such benefit to be realized in the current period or reasonably anticipated to be realized in any future period by reason of the facts and circumstances giving rise to the indemnification claim;

            (b) insurance proceeds actually recovered by the Indemnitee in respect of such matter (it being understood that Indemnitee will pursue such claims for insurance proceeds in good faith), net of any increase in the Indemnitee's insurance premiums directly resulting from such recovery and Indemnitee's reasonable costs in obtaining such recovery; and

            (c) indemnity payments actually received by the Indemnitee from parties other than the indemnifying party hereunder in respect of such matter (it being understood that Indemnitee will pursue such claims for payment in good faith) net of Indemnitee's reasonable costs in obtaining such payments.

Notwithstanding any provision of this Article VII, other than with respect to claims by Third Parties pursuant to Section 7.07, consequential, incidental and punitive damages or any damages to the extent attributable to a failure to take commercially reasonable actions to mitigate damages shall not constitute Losses.

            Section 7.06. Notice of Claims. The Indemnitee shall notify the Indemnitor in writing promptly after becoming aware of any Losses which an Indemnitee shall have determined has given rise to a claim for indemnification under this Article VII. Such written notice (a "Claim Notice") shall include an estimate of the Losses, if known, the method of computation thereof and a reference to the specific provisions of this Agreement in respect of which it seeks indemnification. As soon as practicable after the date of such Claim Notice, the Indemnitee shall provide the Indemnitor or his or her agents access to all books and records in the possession or control of the Indemnitee which the Indemnitor reasonably determines to be related to such claim. If the Indemnitor notifies the Indemnitee that it does not dispute the claim or the estimated amount of Losses described in such Claim Notice, or fails to notify the Indemnitee within thirty (30) days after delivery of such Claim Notice whether the Indemnitor disputes the claim or the estimated amount of Losses described in such Claim Notice, the estimated Losses in the amount specified in the Indemnitee's Claim Notice will be conclusively deemed a Loss owed by the Indemnitor to the Indemnitee and the Indemnitor shall pay the amount of such Losses to the Indemnitee. If the Indemnitor has timely disputed its liability with respect to such claim or the estimated amount of Losses, the dispute shall be resolved, and the amount, if any, of Losses payable by the Indemnitor to the Indemnitee shall be determined, in accordance with Section 10.08 below. It is agreed that no delay on the part of any Indemnitee in notifying the Indemnitor shall relieve the Indemnitor from its obligations hereunder, except to the extent said Indemnitor is prejudiced by such failure to give notice. The provisions of this Section 7.06 do not apply to third party claims referred to below in Section 7.07.

            Section 7.07.      Third Party Claims.

            (a) Each of the parties must follow the procedures set forth in the following paragraphs of this Section 7.07 in order to be entitled to indemnification with respect to claims resulting from the assertion of liability by persons or entities not parties to this Agreement, including claims by any Governmental Entity for penalties, fines and assessments.

            (b) The party seeking indemnification shall give prompt written notice to the party from whom indemnification is sought of any assertion of liability by a third party which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in this Agreement, stating the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that the indemnified party's failure to give such notice shall not affect any rights or remedies of such indemnified party hereunder with respect to indemnification for Losses except to the extent that the indemnifying party is materially prejudiced thereby.

            (c) In the event that any Legal Action is brought against an indemnified party with respect to which the indemnifying party may have liability under an indemnity agreement contained in this Agreement, the Legal Action shall, upon the written agreement of the indemnifying party that it is obligated to indemnify under such an indemnity agreement, be defended by the indemnifying party and such defense shall include all appeals or reviews which counsel for the indemnifying party shall deem appropriate. In any such Legal Action the indemnified party shall have the right to be represented by advisory counsel and accountants, at its own expense, and the indemnifying party shall keep the indemnified party fully informed as to such Proceeding at all stages thereof, whether or not the indemnified party is represented by its own counsel.

            (d) Until the indemnifying party shall have assumed the defense of any Legal Action, or if the indemnified and indemnifying parties are both named parties in such Legal Action and the indemnified party shall have reasonably concluded that there may be defenses available to it that are materially different from or in addition to the defenses available to the indemnifying party (in which case the indemnifying party shall not be entitled to assume the defense of such Legal Action, but shall remain responsible for its obligation as an indemnitor), all reasonable out-of-pocket legal and other expenses reasonably incurred by the indemnified party as a result of such Legal Action shall be borne by the indemnifying party. In such event, the indemnified party shall make available to the indemnifying party and its attorneys and accountants, for review and copying, its books and records relating to such Legal Action and the parties shall render to each other such assistance as may reasonably be requested to facilitate the proper and adequate defense of any such Legal Action.

            (e) The indemnifying party shall not make any settlement of any claim without the written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed if the settlement unconditionally releases the indemnified party from all liabilities and obligations with respect to such third party action, does not impose injunctive or other equitable relief against the indemnified party, and does not establish future obligations under which the indemnified party or any of its Affiliates would be required to operate; provided, however, that if the indemnified party refuses to provide its written consent to such a settlement offer, the liability of the indemnifying party with regard to such claim shall not exceed the amount offered in such settlement and the indemnified party shall thereafter be responsible for any liability in excess of the liability that would have arisen under such settlement.

            Section 7.08.      Subrogation Rights; No Duplication.

            (a) Any Indemnitor required to make a payment under this Article VII shall be subrogated, to the extent of such payment, to the rights of the entity to which such payment has been made for reimbursement or indemnification against third parties relating to the claim on which such payment has been based.

            (b) Notwithstanding anything in this Article VII to the contrary, the obligations of each Indemnitor and its Affiliates pursuant to this Article VII shall be without duplication as between entities to which such Indemnitor and its Affiliates are required to make payments.

            Section 7.09. Exclusive Remedies. The remedies of the parties set forth in this Article VII are intended to be the sole and exclusive remedies and sole and exclusive liabilities of the parties for all matters related to breaches of this Agreement, or the Transactions contemplated by this Agreement, regardless of the legal theory pursuant to which liability is claimed, except for (i) the remedies of injunctive relief provided in Section 10.09 with respect to the specific matters to which such Section relates and (ii) in the case of fraud.

            Section 7.10. Indemnity Offset. For so long as payment to Seller by Purchaser or Parent is to be made pursuant to the Promissory Note then, any payment required hereunder to be made by Seller as the Indemnitor to Purchaser or Parent as the Indemnitee, may, at Sellers sole and absolute discretion, be satisfied by offsetting and reducing the outstanding payments remaining on the Promissory Note. Seller shall within a reasonably period of time after making such election notify the Purchaser or Parent of such election.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

            Section 8.0.1. Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time:

            (a) By the mutual written consent of Purchaser and Company, by action of their respective Boards of Directors;

            (b) By either Purchaser or Company if the Closing shall not have occurred by December 31, 2007; provided, however, that (i) the right to terminate this Agreement under this subsection (b) shall not be available to (A) Company where the Closing has not occurred on or before December 31, 2007 by reason of the failure of any condition precedent under Article V (unless such failure was within the control of Purchaser or is a failure for reasons beyond the control of Company (including SEC review of the Proxy Statement or other Company filings which is ongoing after November 20, 2007, or other Company filing with the SEC that delays distribution of the Proxy Statement)) or (B) Purchaser where the Closing has not occurred on or before December 31, 2007 by reason of the failure of any condition precedent under Article VI (unless such failure was within the control of Company) and (ii) in the event that Company receives an Acquisition Proposal less than three Business Days prior to December 31, 2007, Company shall have three Business Days from the date of receipt of such Acquisition Proposal to determine whether or not such Acquisition Proposal is a Superior Proposal and Purchaser may not terminate this Agreement during such three Business Day period without the consent of Company;

            (c) By either Purchaser or Company if any Law shall have been promulgated that prohibits the consummation of the Transactions or if any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and non-appealable; provided, however, that the party seeking termination pursuant to this subsection (c) is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

            (d) By either Company or Purchaser, if the Board of Directors shall have (i) approved or recommended any Acquisition Proposal in respect of Company or (ii) resolved to take any of the foregoing actions, in each case in compliance with the provisions contained in this Agreement;

            (e) By either Company or Purchaser if there has been a material breach by Company, which, if arising due to facts or circumstances occurring after the date hereof, constitutes a Material Adverse Effect, on the one hand, or Purchaser, on the other, of such parties' representations or warranties contained herein or in the due and timely performance of any covenant or agreement contained herein and the non-breaching party shall have notified the breaching party of such breach in writing and the breach has not been cured within thirty (30) days after notice of the breach is received by the breaching party; or

            (f) By either Company or Purchaser, in the event that Closing shall not have occurred by January 31, 2008.

            Section 8.0.2. Effect of Termination. In the event of termination of this Agreement by Company or Purchaser as provided in Section 8.01, (i) this Agreement shall forthwith become void and have no effect, without any Liability on the part of Purchaser or Company, except that (i) Section 4.14, Section 10.02 and this Section 8.02 shall survive any termination of this Agreement, (ii) the Confidentiality Agreement shall survive any termination of this Agreement pursuant to the terms of such Confidentiality Agreement, and (iii) nothing in this Section 8.02 shall relieve any Party to this Agreement for Liability for breach of this Agreement.

            Section 8.0.3. Amendment. This Agreement may be amended by mutual agreement of the Parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by all of the Parties hereto.

            Section 8.0.4. Extension; Waiver. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties of the other Party hereto contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other Party hereto with any of their agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. The failure of any Party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX
                             POST-CLOSING AGREEMENTS

            Section 9.01 Severance Obligations. As of immediately prior to Closing, Company shall terminate the employment of each Business Employee that has accepted an offer of employment with Purchaser. Purchaser shall reimburse the Company for all severance payments that would be payable upon termination as of the Closing Date, that are then or thereafter paid by the Company to any employee who is not a Business Employee but is included on Schedule 4.13(a) (such persons being "Non-Continuing Employee"), provided such termination occurs on or before March 31, 2008. The Purchaser shall pay to the Company at Closing an amount equal to seventy-five percent (75%) of the aggregate of potential severance payments due to the Non-Continuing Employees as of the Closing Date. Within thirty (30) days after Closing, the Company shall provide the Purchaser with a reconciliation of such amount versus severance payments actually made and reasonable documentation supporting severance payments made. In the event of any excess of severance payments over the Purchaser's Closing payment, the Purchaser shall within ten (10) Business Days of receipt of the reconciliation pay the Company the amount of the shortfall; and in the event of an excess, within ten
(10) Business Days the Company shall pay the Purchaser the amount of the excess. From time to time thereafter until April 30, 2008, the Company shall provide the Purchaser with supporting documentation relating to additional severance made to Non-Continuing Employees who are terminated on or before March 31, 2008 and within ten (10) Business Days the Purchaser shall reimburse the Company for such severance payments. In the event that Purchaser terminates a Business Employee within sixty days of the Closing Date, Purchaser shall make severance payments that would be due to such terminated employees consistent with Company's severance policies specific to a sale of the Business as described on Schedule 9.01(a) hereto (the "Company Severance Policies"). In the event that the total severance payment obligations of Purchaser to the Company in respect of employees listed on Schedule 4.13(a), including (i) the Business Employees, included in the Assumed Liabilities arising prior to the end of the sixtieth day following the Closing Date in accordance with the Company Severance Policies (the "Severance Payment Obligations") and (ii) the Non-Continuing Employees who are terminated by the Company prior to March 31, 2008, are greater than One Million Dollars ($1,000,000) (the "Severance Liability Cap"), then Company shall reimburse Purchaser the amount over the Severance Liability Cap not more than ten (10) Business Days following receipt of notice (the "Severance Payment Notice") that payments have been made to such employees of the Business together with a summary of the calculation of payments and basis for all Severance Payment Obligations. If Company or Purchaser dispute the severance payment obligations of the other or Purchaser's or Company's compliance with the Company Severance Policies, Company or Purchaser shall submit an objection notice to the other not later than ten (10) Business Days following receipt of such notice and the Parties shall then endeavor for a period of thirty (30) days to resolve the dispute by agreement. If the Parties are unable to resolve the dispute by mutual agreement within such thirty (30) day period, then the dispute shall be resolved by the Independent Accountants in accordance with the procedures described in
Section 1.03(c)(v).

            9.02               Release of Guarantees, Security Agreement and
Escrow Funds.

            (a) If at any time prior to satisfaction of the Promissory Note, the Purchaser delivers a Backstop Letter of Credit consistent with the terms provided for in Section 1.03(b)(iii)(Y), then Company shall release the Guarantee and the Security Agreement delivered pursuant to Section 1.03(b)(iii)(X) and the Promissory Note shall not bear interest at any time thereafter; provided, that in the event that such a Backstop Letter of Credit is delivered not more than ninety (90) days after the Closing, any interest accrued under the Promissory Note shall be forgiven (except interest accruing as a result of a default under the Promissory Note) and shall no longer be due and payable by Purchaser to Company.

            (b) If at any time prior to (i) the expiration of the term of the 50 West Watkins Mill Road Lease or (ii) the time at which landlord under such lease releases the Company from any and all obligations thereunder arising from and after Closing, the Purchaser delivers a Backstop Letter of Credit meeting the requirements of Section 1.03(iii)(Y), then the Company shall instruct the Escrow Agent to deliver the funds held by such Escrow Agent pursuant to the Escrow Agreement to Purchaser and to terminate the Escrow Agreement.

                                    ARTICLE X
                               GENERAL PROVISIONS

            Section 10.01.     Limitation on Warranties.

            (a) Except for the representations and warranties contained in this Agreement, or in any instrument delivered pursuant to this Agreement, Company makes no other express or implied representation or warranty to Purchaser. Purchaser acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Company other than the representations and warranties of Company set forth in this Agreement or any instrument delivered pursuant to this Agreement.

            (b) Except for the representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement, Purchaser and Parent make no other express or implied representation or warranty to Company. Company acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Purchaser or Parent other than the representations and warranties of Purchaser and Parent set forth in this Agreement or any instrument delivered pursuant to this Agreement.

            (c) In connection with Purchaser's investigation of Company, Purchaser received certain projections, including projected statements of operating revenues and income from operations of the Business and certain Business plan information. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties and that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, Purchaser and Parent hereby acknowledges that Company is making no representation or warranty with respect to such estimates, projections and other forecasts and plans, including, without limitation, the reasonableness of the assumptions underlying such estimates, projections and forecasts.

            Section 10.02. Expenses. Except for Transfer Fees, which are dealt with in Section 4.10, whether or not the Transactions are consummated, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

            Section 10.03. Entire Agreement. This Agreement constitutes the entire agreement and supersedes any and all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

            Section 10.04. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto (except that Purchaser may assign its rights, interest and obligations to any Affiliate of Purchaser without the consent of Company). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            Section 10.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

            Section 10.06. Validity. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

            Section 10.07. Notices. All notices and other communications given or made pursuant hereto shall be in writing (and shall be deemed to have been duly given or made when received) by delivery in person, by facsimile, electronic mail, cable, telecopy, telegram or telex (if being sent electronically, a written confirmation shall be required to be mailed to the receiving parties), by registered or certified mail (postage prepaid, return receipt requested), or by express mail through a nationally recognized overnight courier, in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a) If to Company:

                  Gene Logic, Inc.
                  50 West Watkins Mill Road
                  Gaithersburg, Maryland 20878
                  Attention:  Chief Financial Officer
                  Facsimile:  (301) 987-1863
                  E-Mail:  prohrer@genelogic.com

                  With a copy to:

                  Venable LLP
                  575 7th Street N.W.
                  Washington, DC 20004
                        Attention: Ariel Vannier, Esquire
                  Facsimile:  (410) 244-7742
                  E-Mail:   AVannier@Venable.com

            (b) If to Purchaser or Parent:

                  Ocimum Biosolutions Inc.
                  #8765, Guion Road, Suite #G
                  Indianapolis, IN 46268, USA
                  Attention:  Subash Lingareddy
                  Facsimile:  317-228-0700
                  E-Mail:  subash@ocimumbio.co

                  With a copy to:

                  O3 Capital Advisors Pvt. Ltd.
                  #3 Levelle Road,
                  Bangalore 560 001, India
                  Attention:  Shiraz Bugwadia
                  Facsimile:  +91-80-4112-0153
                  E-Mail:  shiraz.bugwadia@o3capital.com

                  And to:

                  Baker Donelson Bearman Caldwell and Berkowitz PC
                         211 Commerce Street, Suite 1000
                  Nashville, Tennessee  37201
                  Attention:  Robert J. Looney, Esq.
                  Facsimile:  615-744-5647
                  E-mail:  blooney@bakerdonelson.com

            Section 10.08. Law Governing Agreement; Jurisdiction; Jury Trial Waiver.

            (a) This Agreement shall be construed and interpreted according to the internal Laws of the State of Maryland, excluding any choice of Law rules that may direct the application of the Laws of another jurisdiction. The Parties agree that the Uniform Computer Information Transactions Act as enacted anywhere and the United Nations Convention of the International Sale of Goods do not apply to this Agreement or the Transactions.

            (b) The State or Federal Courts located in the State of Maryland shall have jurisdiction over any and all disputes between the Parties, whether in law or equity, arising out of or relating to this Agreement and the Transactions and the Parties consent to and agree to submit to the jurisdiction of such courts, except as otherwise provided in Section 9.01 hereof. Each of the Parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such Party and such Party's property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum.

            (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            Section 10.09. Enforcement of Agreement. Each of the parties hereto acknowledges, understands and agrees that any breach or threatened breach by such Party or such Party's Affiliates of Sections 4.05, 4.07(b), 4.14 or the Confidentiality Agreement will cause irreparable injury to the other Party and that money damages will not provide an adequate remedy therefor. Accordingly, in the event of any such breach or threatened breach, a non-breaching Party shall have the right and remedy (in addition to any other rights or remedies available at law or in equity, including, money damages) to have the provisions of such Sections 4.05 or 4.07(b) specifically enforced by, and to seek injunctive relief and other equitable remedies in, any court having competent jurisdiction. Each Party further agrees to waive any requirement for the securing or posting of any bond or other security in connection with seeking such remedies.

            Section 10.10. Bulk Sales. To the extent applicable, if at all, the parties hereto waive compliance with the provisions of the so-called bulk sales or transfer laws of any jurisdiction in connection with the Transfer of the Assets pursuant to this Agreement.

            Section 10.11. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            Section 10.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

            Section 10.13. Definitions. For purposes of this Agreement, the term:

            "3rd Party Databases" shall mean the KEGG, SNOMed and BioCarta third party licensed databases.

            "3rd Party Software Licenses" shall mean the software and software applications used or held for use primarily in the Business under license from any Person, subject to the terms of such licenses and excluding the software licenses on Schedule 10.13(a) hereto.

            "50 West Watkins Lease Assignment and Assumption Agreement" shall have the meaning set forth in Section 1.06(a)(iv).

            "50 West Watkins Mill Road Facility" shall mean that real property and improvements leased by the Company prior to the Effective Time and located at 50 West Watkins Mill Road, Gaithersburg, Maryland.

            "50 West Watkins Mill Road Lease" shall mean that certain Lease Agreement by and between Company and ARE-50 West Watkins Mill, LLC, a Delaware limited liability company ("Landlord"), dated July 21, 2000 and all amendments thereto, including the assignment of Landlord's interest therein to 50West Watkins Mill Road, LLC.

            "401(k) Plan" shall mean a Defined Contribution Retirement Plan under Section 401(k) of the Code.

            "Accrued Benefits Liabilities" shall have the meaning set forth in
Section 1.02(a)(ii).

            "Acquired Assets" shall have the meaning set forth in Section 1.01.

            "Acquisition Proposal" shall mean any proposal or offer from any Person relating to (i) any direct or indirect acquisition or purchase of substantially all of the assets of Company or of a material part of the assets of the Business or of over 50% of any class of equity securities of Company,
(ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 50% or more of any class of equity securities of Company, (iii) any merger, consolidation, business combination, sale of substantially all the assets of the Company or a material part of the Business, recapitalization, liquidation, dissolution or similar transaction involving Company or (iv) any other transaction, the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Transactions.

            "Affiliate" of a Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person. For the purposes of this definition, the term "control" means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits or interests of a partnership or other business organization without voting securities.

            "Agilent Equipment" shall mean the microarray scanner bundle, hybridization ovens, hybridization chamber, oven rotator, and related software and accessories generally described in Quote No. 674327 and any amended or replacement quote therefor issued by Agilent Technologies, to be procured by Company for use by the Business prior to Closing.

            "Agreement" shall have the meaning set forth in the preamble of this Agreement.

            "Assigned Patents" shall mean the patents and patent applications listed on Schedule 10.13(b) hereto which are the patents and patents applications to be assigned to Purchaser at Closing.

            "Assignment and Assumption Agreement" shall have the meaning set forth in Section 1.06(a)(ii).

            "Assumed Liabilities" shall have the meaning set forth in Section 1.02.

            "Backstop Letter of Credit" shall have the meaning set forth in
Section 1.03(b)(iii).

            "Bill of Sale" shall have the meaning set forth in Section
1.06(a)(i).

            "Biorepository" shall mean the biological samples and associated clinical data and any material derived from the manipulation of such samples used by or under the control of the Business, expressly subject to any rights of, or ownership by, customers of and suppliers to the Business that have provided any material, including derivatives thereof, in such repository and associated clinical data.

            "Board of Directors" shall mean the board of directors of the Company.

            "Business" shall mean all of Company's activities and operations in connection with, arising from or relating to (i) the design, development and operation of gene expression and toxicogenomic databases and related software tools, toxicogenomic services, microarray data generation and analysis services (e.g. gene expression, SNP genotyping, miRNA and aCGH), (ii) the licensing of the foregoing to end-users, including the provision of hosted services to allow end-users to utilize the databases and (iii) the provision of professional services related to the foregoing, including without limitation microarray data generations and analysis services; provided, however, that the term "Business" does not include the Diagnostic Development Business, the Drug Repositioning Business or the corporate Shared Services Division..

            "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the states of New York or Maryland are authorized or obligated to close.

            "Business Employees" shall have the meaning set forth in Section 4.13(a).

            "Business Information" shall mean, subject to applicable limitations necessary for compliance with privacy Laws governing employee information and to any rights of and limitations in agreements with customers and third parties (including any obligations of confidentiality and non-disclosure), originals or copies of all books, records, files and documentation, used or held for use primarily with respect to the Business or the Acquired Assets, including information, policies and procedures for the conduct of the Business, Equipment manuals and materials procurement documentation utilized in connection with the Business, but excluding (i) any Intellectual Property Rights, (ii) employee data, (iii) the Contracts, and (iv) information collected or generated by the Shared Services Division, any Company back up tapes and files, and (v) any information generated or used by the Company's Cambridge, Massachusetts location.

            "Business Intellectual Property" shall mean Intellectual Property Rights owned by Company for use primarily in the Business, including without limitation the Assigned Patents and the Information Assets, excluding Third Party IP and Retained Assets.

            "Certificate of Incorporation" shall refer to the Certificate of Incorporation of the Company, as amended as of the date hereof, on filed with the Secretary of State of the State of Delaware.

            "Claim Notice" shall have the meaning set forth in Section 7.06.

            "Closing" shall have the meaning set forth in Section 1.05.

            "Closing Cash Payment" shall have the meaning set forth in Section 1.03(b)(i).

            "Closing Date" shall have the meaning set forth in Section 1.05.

            "Closing Listing of Assets and Liabilities" shall have the meaning set forth in Section 1.03(c)(iii).

            "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Company" shall have the meaning set forth in the preamble of this Agreement.

            "Company Benefit Plans" shall have the meaning set forth in Section 4.13(b).

            "Company Financial Advisor" shall mean Aquilo Partners, Inc.

            "Company Severance Policies" shall have the meaning set forth in
Section 9.01(a).

            "Company Subsidiaries" shall mean Gene Logic K.K. and, if existing at the Closing Date, Gene Logic Ltd.

            "Company's Knowledge" shall mean the actual knowledge, after reasonable inquiry, of Larry Tiffany, Charles L. Dimmler, III, F. Dudley Staples, Jr., Louise Campbell-Blair, and/or Philip L. Rohrer, Jr. acquired in the performance of such officers' respective duties in the ordinary course of business.

            "Confidential Information" shall have the meaning set forth in
Section 4.03(a).

            "Confidentiality Agreement" means that certain confidentiality agreement, effective June 18, 2007, between Purchaser and Company.

            "Contract" shall mean, except for the Real Property Leases and the Third Party IP agreements, all oral and written contracts, purchase orders, sales orders, licenses, leases and other agreements, commitments, arrangements and understandings.

            "Data Management Agreement" shall have the meaning set forth in
Section 1.06(a)(x).

            "DGCL" shall mean the Delaware General Corporation Law.

            "Diagnostic Development Business" shall mean the Company's business of researching, developing and commercializing diagnostic, prognostic and monitoring tests for human and animal health care, whether or not such tests receive regulatory review and approval.

            "Diagnostic Development License Agreement" shall have the meaning set forth in Section 1.06(a)(vii).

            "Diagnostic Development Master Services Agreement" shall have the meaning set forth in Section 1.06(a)(x).

            "Disclosure Schedules" shall have the meaning set forth in preamble of Article III.

            "Documents" shall have the meaning set forth in Section 4.07(b).

            "Document Period" shall have the meaning set forth in Section
4.07(b).

            "Drug Repositioning Business" means the Company's business of (i) researching, developing and commercializing potential therapies owned by Company or third parties, or available either off patent or as generics in one or more regions of the world, for purposes of determining new or additional therapeutic indications, (ii) expanding indications for currently marketed drugs, (iii) prioritizing and identifying indications for customers' proprietary compounds in discovery or preclinical development, (iv) working with third parties to promote development of compounds in their original indications, but under enhanced clinical development plans, and/or (v) using the Company's drug indication seeking technologies for other similar or related uses.

            "Drug Repositioning License Agreement" shall have the meaning set forth in Section 1.06(a)(vi).

            "Drug Repositioning Master Services Agreement" shall have the meaning set forth in Section 1.06(a)(ix).

            "Effective Time" shall have the meaning set forth in Section 1.05.

            "Employee Benefit Plans" shall have the meaning set forth in Section 3.12(a).

            "Employee Information" means the employee data listed or described on Schedule 4.13(a) relating to the Business Employees.

            "Environmental Law" shall mean any federal, state, or municipal statutes, laws, ordinances, rules or regulations relating to regulation of pollution or the protection of human health or the environment, including without limitation the following federal statutes and their state counterparts, as each may be amended from time to time, and any regulations promulgated thereunder: the Atomic Energy Act, the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act and the Safe Drinking Water Act.

            "Environmental Liabilities of Company" means any and all liabilities arising in connection with or relating to the Business or the Acquired Assets, whether accrued, contingent, absolute, determined or determinable, that (i) arise under or relate to any Environmental Law or to any Environmental Permit in relation to acts occurring or conditions arising prior to the Effective Time for such Closing; (ii) relate to actions occurring or conditions existing prior to the Effective Time, attributable to the acts of Company or any of its Affiliates; (iii) relate to actions occurring or conditions arising after the Effective Time, attributable to the acts of Company or any of its Affiliates; or
(iv) arise as a result of (x) the presence of any Hazardous Substance that is introduced by, or caused by human error of, the employees, agents or representatives of Company or any of its Affiliates before the Effective Time; or (y) the presence of any Hazardous Substance caused by a decision by Company or any of its Affiliates to use, manufacture, generate or release a Hazardous Substance before the Effective Time.

            "Environmental Permits" shall have the meaning set forth in Section 3.07(c).

            "Equipment" shall mean have the meaning set forth in Section 3.09.

            "Equipment Warranties" shall mean all warranty rights and associated claims of the Seller with respect to all manufacturers' warranties covering the Equipment from and after the Closing.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" shall have the meaning set forth in Section
3.12(a).

            "Escrow Agent" shall mean The Columbia Bank, located in Columbia, Maryland, or such other party as the Parties mutually agree.

            "Essential Equipment" shall have the meaning set forth in Section 3.09(a).

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder).

            "Financing Letter" shall have the meaning set forth in Section 2.05.

            "GAAP" shall mean United States generally accepted accounting principles as in effect on the applicable date, consistently applied.

            "Governmental Entity" shall mean any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, county, local, foreign or other.

            "Guarantee" shall have the meaning set forth in Section
1.03(b)(iii).

            "Hazardous Substance" shall mean any pollutant or contaminant or any hazardous or toxic substance, waste, chemical, or material, including as those terms are defined in any Environmental Law, and including (a) petroleum and petroleum products including crude oil and any fractions thereof; (b) natural gas, synthetic gas, and mixtures thereof; (c) radon; and (d) asbestos and asbestos-containing materials.

            "Indemnitee" shall have the meaning set forth in Section 7.03.

            "Indemnitor" shall have the meaning set forth in Section 7.03.

            "Independent Accountant" shall have the meaning set forth in Section 1.03(c)(v).

            "Information Assets" shall mean (i) any existing databases of the Business which comprise genomic, genetic and clinical data, and data from the public domain, all of which are organized in a manner allowing direct user access and the ability to export and interrogate such information, including the following named database products: BioExpress System, ToxExpress System, Ascenta System, Sciantis System, TRIMS database, BX Freezer database, (ii) any existing software owned by the Company that is necessary or primarily held for the use of such databases and their existing information content, analysis tools, or interfaces allowing databases to be used in conjunction with other data, other analysis programs, or LIMS based systems, including the following named software products: Genesis Enterprise System Software, TRIMS Software, GX Connect Software, ToxEdge Software, and ToxShield Software, and (iii) proprietary know-how, show how, manufacturing and production methods, processes and techniques and residual knowledge relating to the foregoing, all of the foregoing expressly subject to any rights of, or ownership by, customers of and suppliers to the Business of (a) any material, including derivatives thereof, in such repository and associated clinical data, (b) any data provided to the Business or developed by the Business solely for a customer, (c) the software and databases that comprise the Third Party IP.


            "Initial Listing of Assets and Liabilities" shall have the meaning set forth in Section 1.03(c)(i).

            "IRS" shall have the meaning set forth in Section 3.04(c).

            "Intellectual Property Rights" shall mean all proprietary and intellectual property rights recognized by law in any jurisdiction, including but not limited to the following: (i) all United States and foreign patents and pending and filed applications therefor (including all provisional, divisional, continuation in part and reissue patents), utility models, inventors' certificates and invention disclosures; (ii) all trade secret rights, proprietary know-how and all other rights in or to confidential business or technical information, whether patentable, copyrightable or not; (iii) all writings and other works of authorship, including all copyrights and moral rights related to each of the foregoing, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) trademarks, service marks, brand names, distinguishing guises, trade dress rights and similar designation of origin and rights therein and all goodwill of the Business associated therewith; (v) all registrant's rights to uniform resource locators, web site addresses and domain names; (vi) industrial designs; and (vii) rights to limit the access, use or disclosure of confidential information by any Person; in each case including all registrations of, and applications to register, any of the foregoing with any Governmental Entity and any renewals or extensions thereof; the goodwill associated with each of the foregoing; and any claims or causes of action or defenses arising out of or related to any of the foregoing.

            "Inventory" shall mean all (i) microarrays (excluding microarrays listed in paragraph 3 of Schedule 1.01(b)(1), (ii) reagents (excluding reagents listed in paragraph 3 of Schedule 1.01(b)(1), and (iii) consumables (excluding consumables listed in paragraph 3 of Schedule 1.01(b)(1) and (iv) tissue samples acquired to provide data for the BioExpress and ToxExpress databases.

            "Laws" shall mean any applicable statute, law, ordinance, rule or regulation.

            "Legal Action" shall have the meaning set forth in Section 7.05.

            "Leasehold Improvements" shall mean the improvements described on
Schedule 3.09(a);

            "Liability" means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

            "Liens" means any mortgages, liens (statutory or otherwise), security interests, pledges, equities, options, conditional sales contracts, assessments, levies, easements, reservations, hypothecations, rights-of-way, rights of reversion, rights of refusal or title encumbrances of any nature whatsoever on Acquired Assets.

            "Litigation" means any complaint, action, suit, proceeding, arbitration or other alternate dispute resolution procedure, demand, investigation or inquiry, whether civil, criminal or administrative.

            "Losses" shall have the meaning set forth in Section 7.05.

            "Material Adverse Effect" shall mean any change, effect, condition, factor or circumstance that is or is reasonably likely to be materially adverse to the Business (including its results of operations, properties or financial condition), Acquired Assets or Assumed Liabilities, taken as a whole; provided, however, that, in no event shall any of the following be taken into account in determining whether there has occurred (or whether there is reasonably likely to be) a Material Adverse Effect: (i) any change or effect resulting from changes in general economic conditions, conditions in the United States or worldwide capital markets or any outbreak of hostilities or war (except for any changes which disproportionately affect the Business, results of operations, properties, condition, assets or Liabilities of Company, taken as a whole, as compared to other industry participants); (ii) any change or effect resulting from conditions generally affecting the industries in which Company conducts the Business (except for any changes which disproportionately affect the Business, results of operations, properties, condition, assets or Liabilities of Company as compared to other industry participants); (iii) any failure by Company to meet revenue or earnings predictions of equity analysts; (iv) any change or effect resulting from the announcement of this Agreement or the Transactions;
(v) changes in any Laws applicable to Company after the date hereof (except for any changes which disproportionately affect the Business, results of operations, properties, condition, assets or Liabilities of Company as compared to other industry participants), (vi) changes in GAAP after the date hereof; (vii) any actions taken, or failures to take action, or such other effects, changes, occurrences or developments to which Purchaser or Parent has specifically consented in writing after the date hereof and prior to such actions, failures, effects, changes, occurrences or developments; (viii) terrorist activities or the material commencement or worsening of hostilities or war; (ix) changes in Company's relationships with existing vendors, customers or suppliers resulting from Company's public announcement of impairment charges (but only to the extent such impairment charges do not exceed amounts or potential amounts made known to Purchaser or Parent prior to the execution of this Agreement); or (x) the trend of declining revenue of the Business from January 1, 2007 until the date hereof.

            "Material Contract" shall have the meaning set forth in Section 3.10(a).

            "Open Purchase Orders" shall mean all purchase orders or other commitments issued by Company in the ordinary course of business before the Closing Date for the supply of tangible assets (including Inventory) and services to or for use in the Business to the extent that such tangible assets have not already been supplied and accepted by, or such services performed for, the Business on or prior to the Effective Time.

            "Operating Permits" shall mean, except for the Environmental Permits, all licenses, permits, approvals, certifications, consents and listings of all Governmental Entities and all certification organizations required, and all exemptions from requirements to obtain or apply for any of the foregoing, necessary for the conduct of the Business (as currently conducted as conducted within the last twelve (12) months).

            "Orders" shall mean any order, writ, injunction, judgment, plan or decree.

            "Parent" shall have the meaning set forth in the preamble of this Agreement.

            "Party" and "Parties" shall have the meanings set forth in the preamble of this Agreement.

            "Patent Assignment" shall have the meaning set forth in Section 1.06(a)(iii)(B).

            "Permitted Encumbrances" shall mean (i) Liens for real or personal property taxes which are not yet due and payable, (ii) mechanic's, carrier's, workmen's, repairmen's or other similar statutory Liens arising or incurred in the ordinary course of business, (iii) minor imperfections of title, conditions, easements and reservations of rights, (iv) Purchase Money Security Interests in amounts less than $25,000, and (v) Liens and operating leases that are listed on
Schedule 10.13(c), and (vi) restrictions on the use, disclosure or transfer of Acquired Assets or information imposed by contract or by confidentiality obligations to third parties that are disclosed on the appropriate Schedule to this Agreement.

            "Person" shall mean an individual, corporation, partnership, association, trust, any unincorporated organization or group (within the meaning of Section 13(d)(3) of the Exchange Act).

            "Prepaid Expenses" shall mean all the prepaid expenses of Company relating to the Business or the Acquired Assets, excluding security deposits or advances deposited or paid by or on behalf of Company as lessee or sublessee or pursuant to any Real Property Lease.

            "Promissory Note" shall have the meaning set forth in Section 1.03(b)(ii).

            "Proxy Statement" shall mean a proxy statement to be sent to the stockholders of Company in connection with a meeting of Company stockholders to consider this Agreement and the Transactions, as amended or supplemented.

            "Purchase Price" shall have the meaning set forth in Section
1.03(a).

            "Purchase Price Adjustment" shall have the meaning set forth in
Section 1.03(c)(ii).

            "Purchaser" shall have the meaning set forth in the preamble of this Agreement.

            "Purchase Money Security Interest" shall have the meaning given to such term in Section 9-103 of the Commercial Law Article of Annotated Code of Maryland.

            "Real Property" shall have the meaning set forth in Section 3.08(b).

            "Real Property Leases" shall mean the 50 West Watkins Mill Lease and the Tokyo Lease.

            "Registered IP" shall mean all United States, international and foreign Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority and that are owned by the Company and used or held for use primarily in connection with the Business.

            "Representatives" shall have the meaning set forth in Section 4.02.

            "Retained Assets" shall have the meaning set forth in Section 1.01.

            "Retained Liabilities" shall have the meaning set forth in Section 1.02.

            "SEC" shall mean the United States Securities and Exchange
Commission.

            "SEC Reports" shall mean all forms, reports, schedules, proxy statements, registration statements and other documents (including all exhibits thereto) required to be filed with the SEC by Company.

            "Security Agreement" shall have the meaning set forth in Section 1.03(b)(iii).

            "Severance Liability Cap" shall have the meaning set forth in
Section 9.01(a).

            "Severance Payment Notice" shall have the meaning set forth in
Section 9.01(a).

            "Severance Payment Obligations" shall have the meaning set forth in
Section 9.01(a).

            "Shared Services Division" consists of the Company's corporate and support functions that are not particular to any operating division and include the office of the Company's Chief Executive Officer and the officers and other personnel performing the following functions: finance, legal, human resources, purchasing, facilities maintenance, management information systems and investor relations.

            "Sponsored Research Agreements" shall mean those agreements (however titled and including related documents such as task orders, research plans and material transfer agreements) pursuant to which Company has obtained biological samples and related clinical data for the primary purpose of generating data that can be incorporated into its commercially available databases.

            "Stockholder Approval" shall have the meaning set forth in Section 6.03.

            "Subsidiary" shall mean any corporation or other legal entity of which another corporation or other legal entity (either alone or through or together with another Subsidiary) (a) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (b) in the case of partnerships, serves as a general partner, or (c) in the case of a limited liability company, serves as managing member or (d) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

            "Superior Proposal" shall mean a bona fide proposal made by any Person to acquire all of the issued and outstanding shares pursuant to a tender offer or a merger or to acquire substantially all of the assets of Company or a material part of the assets of the Business on terms and conditions that a majority of the members of the Board of Directors determines in good faith, taking into account all the terms and conditions of such proposal (including, without limitation, any expense reimbursement provisions, termination fees and conditions), is more favorable to Company's stockholders, from a financial point of view, than the transactions contemplated hereby.

            "Tax Returns" shall mean any return, declaration, report, estimate, claim for refund, or information return or statement relating to, or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

            "Tax" or "Taxes" shall mean any federal, state, county, local, territorial, provincial, or foreign income, net income, gross receipts, single business, unincorporated business, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 49A of the Code), customs duties, capital stock, franchise, profits, gains, withholding, social security (or similar), payroll, unemployment, disability, workers compensation, real property, personal property, ad valorem, replacement, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition, whether or not disputed and whether or not disputed and whether imposed by Law, Order, Contract or otherwise.

            "Third Party IP" shall mean the rights of the Company to (i) the 3rd Party Software Licenses, (ii) the 3rd Party Databases, and (iii) other licensed Intellectual Property Rights held by the Company for use solely in connection with the Business other than rights referred to in clauses (i) and (ii), subject in each case to the terms of the applicable licenses.

            "Threshold" shall have the meaning set forth in Section 7.04(a).

            "Tokyo Facility" shall mean that real property and improvements leased by the Company prior to the Effective Time and located at Cerulean Tower 15th Floor, 15th Floor, Cerulean Tower, 26-1 Sakuragaoka-cho, Shibuya-ku, Tokyo.

            "Tokyo Lease" shall mean that certain Lease Agreement by and between Company and The Executive Centre Japan K.K. for a term commencing on November 15, 2004 and all amendments thereto and extensions thereof for Unit Number
Seven located at Cerulean Tower 15th Floor, 15th Floor, Cerulean Tower, 26-1 Sakuragaoka-cho, Shibuya-ku, Tokyo.

            "Tokyo Lease Assignment and Assumption Agreement" shall have the meaning set forth in Section 1.06(a)(v).

            "Total Cash Consideration" shall have the meaning set forth in
Section 1.03(a).

            "Trademark Assignment" shall have the meaning set forth in Section 1.06(a)(iii)(A).

            "Transactions" shall have the meaning set forth in Section 2.03.

            "Transfer Fees" shall have the meaning set forth in Section 4.10.

            "Transition Services Agreement" shall have the meaning set forth in
Section 1.06(a)(xi).

            "Unbilled Receivables" means the unbilled receivables of the Business. Unbilled Receivables is comprised of both Debit and Credit Balances, all accounted for in accordance with the books and records of the Company and applying the same methodology, accounting principles, policies and practices used in preparing the Initial Listing of Assets and Liabilities consistent with the past practice of the Company. "Credit Balances" represent prepayments for future services under the terms of individual customer contracts. "Debit Balances" represent amounts relating to services performed by the Business for which the Company does not have the right to bill the customer until the next milestone is met or a contract modification is approved.

            IN WITNESS WHEREOF, Purchaser, Parent and Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                       GENE LOGIC INC. (Company):


                                       By:      /s/ Charles L. Dimmler, III
                                                ------------------------------
                                       Name:    Charles L. Dimmler, III
                                       Title:   Chief Executive Officer
                                                and President


                                       OCIMUM BIOSOLUTIONS LIMITED
                                       (Parent):


                                       By:      /s/ Subash Lingareddy
                                                ------------------------------
                                       Name:    Subash Lingareddy
                                       Title:   President and Chief
                                                Financial Officer


                                       OCIMUM BIOSOLUTIONS INC.
                                       (Purchaser):


                                       By:      /s/ Subash Lingareddy
                                                ------------------------------
                                       Name:    Subash Lingareddy
                                       Title:   President and Chief
                                                Financial Officer


                                       1